UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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MOLINA HEALTHCARE, INC.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held Wednesday, April 27, 2016
Dear Fellow Stockholder:
Our 2016 annual meeting of stockholders will be held at 10:00 a.m. local time on Wednesday, April 27, 2016, at 200 Oceangate, 15th Floor, Long Beach, California 90802, for the following purposes:

1.	To elect three Class II directors to hold office until the 2019 annual meeting.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this notice. The board of directors has fixed the close of business on March 8, 2016 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any continuation, adjournment, or postponement thereof.
This notice and the accompanying proxy statement are being mailed or transmitted on or about March 28, 2016 to the Company’s stockholders of record as of March 8, 2016.
Every stockholder vote is important. Please sign, date, and promptly return the enclosed proxy card in the enclosed envelope, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the annual meeting.

By order of the board of directors,

Joseph M. Molina, M.D. Chairman of the Board, Chief Executive Officer, and President

Long Beach, California
March 28, 2016

ANNUAL MEETING OF STOCKHOLDERS To Be Held Wednesday, April 27, 2016
About the Annual Meeting
Who is soliciting my vote?
The board of directors of Molina Healthcare, Inc. (sometimes referred to herein as “the Company” or “Molina Healthcare” or "we") is soliciting your vote at the 2016 annual meeting of Molina Healthcare’s stockholders.
What will I be voting on?
Stockholders will be voting on the following matters:

1.	The election of three Class II directors to hold office until the 2019 annual meeting;

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016; and

3.	In accordance with the best judgment of the individuals named as proxies on the proxy card, on any other matters properly brought before the meeting or any adjournment or postponement thereof.
How many votes do I have?
You will have one vote for every share of Molina Healthcare common stock you owned on March 8, 2016, which was the record date for the annual meeting.
How many votes can be cast by all stockholders?
56,585,394, consisting of one vote for each share of Molina Healthcare’s common stock that was outstanding on the record date. There is no cumulative voting.
How many votes must be present to hold the meeting?
A majority of the votes that can be cast, or 28,292,698 votes. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible whether enough votes will be present for us to hold the meeting.
How do I vote?
You can vote either in person at the annual meeting or by proxy whether or not you attend the annual meeting.
To vote by proxy, you must:

•	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope;

•	vote by telephone (instructions are on the proxy card); or

•	vote by Internet (instructions are on the proxy card).
To ensure that your vote is counted, please remember to submit your vote by April 26, 2016, the day before the annual meeting.
If you want to vote in person at the annual meeting and you hold your Molina Healthcare stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting.
Can I change my vote or revoke my proxy?
Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone or Internet, or send a written notice of revocation to Molina Healthcare’s Corporate Secretary at 200 Oceangate, Suite 100, Long Beach, California 90802. If you attend the annual meeting and want to vote in person, you can request that your previously submitted proxy not be used.

What if I do not vote for the two proposals listed on my proxy card?
If you return a signed proxy card without indicating your vote, in accordance with the board’s recommendation, your shares will be voted as follows:

1.	For the three director nominees listed on the card; and

2.	For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.
Can my broker vote my shares for me on each of the proposals?
Proposal 1 is not considered a routine matter under NYSE rules, and brokers will not be permitted to vote on such proposal if the beneficial owners fail to provide voting instructions. Please vote your proxy so your vote can be counted.
Proposal 2 is considered a routine matter under the NYSE rules on which brokers will be permitted to vote in their discretion even if the beneficial owners do not provide voting instructions.
Can my shares be voted if I do not return my proxy card and do not attend the annual meeting?
If you do not vote your shares held in street name, your broker can vote your shares on matters that the NYSE has ruled discretionary. As noted above, Proposal 1 is not a discretionary item. However, Proposal 2 (to ratify the appointment of Ernst & Young LLP) is a discretionary item, and thus NYSE member brokers that do not receive instructions from beneficial owners may vote such shares at their discretion for such proposal.
If you do not vote the shares registered directly in your name, not in the name of a bank or broker, your shares will not be voted.
How many votes are needed for each proposal and what are the effects of abstentions, broker non-votes and unmarked proxy cards?

Proposal	Votes Required for Approval	Effect of Abstention	Broker Non-Votes	Unmarked/Signed Proxy Cards
Election of directors(1) (Item 1 on the proxy card)	The number of votes cast "For" a nominee exceed the number of votes cast "Against" that nominee(2)	No effect	Not voted, No effect(3)	Counted as "For"
Ratification of the appointment of Ernst & Young LLP (Item 2 on the proxy card)	Majority of shares present and entitled to vote	Counted as "Against"	Counted as "Against"	Counted as "For"

(1) The Company’s bylaws provide for a majority vote standard for an uncontested election of directors (i.e., an election where the number of nominees for director does not exceed the number of directors to be elected).
(2) If an incumbent director is not elected due to failure to receive a majority of the votes cast, and his or her successor is not otherwise elected and qualified, such director shall tender his or her offer of resignation promptly following the certification of the election results. Within 90 days from the certification of the vote, the corporate governance and nominating committee will make a recommendation to the board of directors with respect to any such tendered resignation, and the board of directors will act on such committee’s recommendation and publicly disclose its decision and the rationale behind it.
(3) The election of directors is not considered a routine matter under the NYSE rules, and brokers are not permitted to vote on such proposals if the beneficial owners fail to provide voting instructions.
Could other matters be decided at the annual meeting?
We do not know of any other matters that will be considered at the annual meeting. If any other matters arise at the annual meeting, the proxies will be voted at the discretion of the proxy holders.

What happens if the meeting is postponed or adjourned?
Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.
Do I need proof of stock ownership to attend the annual meeting?
Yes, you will need proof of ownership of Molina Healthcare stock to enter the meeting.
When you arrive at the annual meeting, you may be asked to present photo identification, such as a driver’s license. If you are a stockholder of record, you will be on the list of Molina Healthcare’s registered stockholders. If your shares are held in the name of a bank, broker, or other holder of record, a recent brokerage statement or letter from a bank or broker is an example of proof of ownership. In accordance with our discretion, we may admit you only if we are able to verify that you are a Molina Healthcare stockholder.
How can I access Molina Healthcare’s proxy materials and 2015 Annual Report electronically?
This proxy statement and the 2015 Annual Report are available on Molina Healthcare’s website at www.molinahealthcare.com. From the Molina home page, click on “About Molina,” then click on “Investors,” and this proxy statement and the 2015 Annual Report can be found under the heading "Annual Meeting and Proxy Materials."
Most stockholders can elect not to receive paper copies of future proxy statements and annual reports and can instead view those documents on the Internet. If you are a stockholder of record, you can choose this option and save Molina Healthcare the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your Molina Healthcare stock through a bank, broker, or other holder of record, please refer to the information provided by that entity for instructions on how to elect not to receive paper copies of future proxy statements and annual reports. If you choose not to receive paper copies of future proxy statements and annual reports, you will receive an e-mail message next year containing the Internet address to use to access Molina Healthcare’s proxy statement and annual report. Your choice will remain in effect until you tell us otherwise.
Where can I find the voting results?
We intend to announce preliminary voting results at the annual meeting. We will publish the final results in a current report on Form 8-K, which we expect to file within four business days after the annual meeting is held. You can obtain a copy of the Form 8-K by logging on to our website at www.molinahealthcare.com, or through the EDGAR system of the Securities and Exchange Commission (the "SEC"), at www.sec.gov. Information on our website does not constitute part of this proxy statement.
Annual Report
If you received these materials by mail, you should have also received with them Molina Healthcare’s Annual Report to Stockholders for 2015. The 2015 Annual Report is also available on Molina Healthcare’s website at www.molinahealthcare.com as described above. We urge you to read these documents carefully. In accordance with the rules of the SEC, the Company’s performance graph appears in Part II, Item 5, under the subheading "Stock Performance Graph," of our 2015 Annual Report.
Corporate Governance
Molina Healthcare continually strives to maintain high standards of ethical conduct, to report its results with accuracy and transparency, and to maintain full compliance with the laws, rules, and regulations that govern Molina Healthcare’s business.
The current charters of the audit committee, the corporate governance and nominating committee, the compensation committee, and the compliance and quality committee, as well as Molina Healthcare’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Related Person Transaction Policy are available in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link for “Corporate Governance.” Molina Healthcare stockholders may obtain printed copies of these documents free of charge by writing to Molina Healthcare, Inc., Juan Jose Orellana, Senior Vice President of Investor Relations & Marketing, 200 Oceangate, Suite 100, Long Beach, California 90802.

Corporate Governance and Nominating Committee
The corporate governance and nominating committee’s mandate is to review and shape corporate governance policies, and to identify qualified individuals for nomination to the Company's board of directors. All of the members of the committee meet the independence standards contained in the NYSE corporate governance rules and Molina Healthcare’s Corporate Governance Guidelines.
The committee considers all qualified director candidates identified by members of the committee, by other members of the board of directors, by senior management, and by stockholders. Stockholders who would like to propose a director candidate for consideration by the committee may do so by submitting the candidate’s name, résumé, and biographical information to the attention of the Corporate Secretary as described below under “Submission of Future Stockholder Proposals.” All proposals for nominations received by the Corporate Secretary will be presented to the committee for its consideration.
The committee reviews each candidate’s biographical information and assesses each candidate’s independence, skills, and expertise based on a variety of factors, including breadth of experience reflecting that the candidate will be able to make a meaningful contribution to the board’s discussion of and decision-making regarding the array of complex issues facing the Company; understanding of the Company’s business environment; the possession of expertise that would complement the attributes of our existing directors; whether the candidate will appropriately balance the legitimate interests and concerns of all stockholders and other stakeholders in reaching decisions rather than advancing the interests of a particular constituency; and whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director. Application of these factors involves the exercise of judgment by the committee and the board.
Based on its assessment of each candidate’s independence, skills, and qualifications, the committee will make recommendations regarding potential director candidates to the board.
The committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the board of directors, and members of senior management.
For the 2016 annual meeting, the Company did not receive notice of any director nominations from its stockholders.
Board Diversity
Diversity is among the factors that the corporate governance and nominating committee considers when evaluating the composition of the board. Among the criteria for board membership as stated in the Company’s Corporate Governance Guidelines is a diversified membership: “The Board shall be committed to a diversified membership, in terms of the various experiences and areas of expertise of the individuals involved.” As set forth in our Corporate Governance Guidelines, diversity may reflect age, gender, ethnicity, industry focus, and tenure on the board so as to enhance the board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of the committees of the board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation, NYSE listing standards, and the Company’s Bylaws and other corporate governance documents.
Each director candidate contributes to the board’s overall diversity by providing a variety of perspectives, personal, and professional experiences and backgrounds. The board is satisfied that the current nominees reflect an appropriate diversity of gender, age, race, geographical background, and experience, and is committed to continuing to consider diversity issues in evaluating the composition of the board.
Corporate Governance Guidelines
The Company’s Corporate Governance Guidelines embody many of our practices, policies, and procedures, which are the foundation of our commitment to sound corporate governance practices. The guidelines are reviewed annually and revised as necessary. The guidelines outline the responsibilities, operations, qualifications, and composition of the board. The guidelines provide that a majority of the members of the board shall be independent.
The guidelines require that all members of the Company’s audit, corporate governance and nominating, and compensation committees be independent. Committee members are appointed by the board upon recommendation of the corporate governance and nominating committee. Committee membership and chairs are rotated from time to time in accordance with the board’s judgment. The board and each committee have the power to hire and fire independent legal, financial, or other advisors, as they may deem necessary.

Meetings of the non-management directors are held as part of every regularly scheduled board meeting and are presided over by the lead independent director.
Directors are expected to prepare for, attend, and participate in all board meetings, meetings of the committees on which they serve, and the annual meeting of stockholders. All of the directors then in office attended Molina Healthcare’s 2015 annual meeting.
The corporate governance and nominating committee conducts an annual review of board performance. In addition, each committee conducts its own self-evaluation. The results of these evaluations are reported to the board.
Directors have full and free access to senior management and other employees of Molina Healthcare. New directors are provided with an orientation program to familiarize them with Molina Healthcare’s business, and its legal, compliance, and regulatory profile. Molina Healthcare makes available to the board educational seminars on a variety of topics. These seminars are intended to allow directors to develop a deeper understanding of relevant health care, governmental, and business issues facing the Company.
The board reviews the compensation committee’s report on the performance of Dr. Molina, the Company’s current chief executive officer, and of John Molina, the Company’s current chief financial officer, in order to ensure that they are providing effective leadership for Molina Healthcare. The board also works with the compensation committee with respect to matters of succession planning for the chief executive officer, the chief financial officer, and other senior executive officers of the Company.
Director Independence
The board of directors has determined that, except for Dr. J. Mario Molina and Mr. John Molina, each of the directors of the Company, including the three nominees identified in this proxy statement, has no material relationship with the Company that would interfere with the exercise of his or her independent judgment as a director, and is otherwise “independent” in accordance with the applicable listing requirements of the NYSE. In making that determination, the board of directors considered all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. In addition, the board of directors applied the following standards, which provide that a director will not be considered independent if he or she:

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Is, or has been within the last three years, an officer or employee of the Company or its subsidiaries, or has an immediate family member who is or has been within the last three years an officer or employee of the Company or its subsidiaries.

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Has received, or who has an immediate family member who has received, during any 12 month period within the last three years, direct compensation from the Company in excess of $120,000 (other than director or committee fees or pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service).

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Is or has been an executive officer of another company or is or has been an immediate family member of an executive officer of another company where any of the Company’s executive officers at the same time served on that company’s compensation committee during any of the last three years.

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(a) Is a current partner or employee of a firm that is the Company’s internal or external auditor; (b) has an immediate family member who is a current partner of such a firm; (c) has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (d) was, or has an immediate family member who was, within the last three years, a partner or employee of such a firm and personally worked on the Company’s audit within the last three years.

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Is a current employee, or is an immediate family member of a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

In addition, a director will not be considered independent if Section 303A.02(b) of the NYSE Listed Company Manual (or any applicable successor listing standard) otherwise disqualifies such director from being considered independent. The independence of directors and the materiality of any business relationships delineated above is determined by the board in its discretion.

Related Party Transactions
The board has adopted a policy regarding the review, approval, and monitoring of transactions involving the Company and related persons (directors and executive officers or their immediate family members). Such related persons are required to promptly and fully disclose to the Company’s chief legal officer all financial, social, ethical, personal, legal, or other potential conflicts of interest involving the Company. The chief legal officer shall confer as necessary with the lead independent director and/or with the Company’s corporate governance and nominating committee regarding the facts of the matter and the appropriate resolution of any conflict of interest situation in the best interests of the Company, including potential removal of the related person from a position of decision-making or operational authority with respect to the conflict situation, or other more significant steps depending upon the nature of the conflict.
6th & Pine Lease
From February 27, 2013 to December 22, 2015, the Company’s lessor under its lease of office space located at 604 Pine Avenue, Long Beach, California (the “Lease”), was 6th & Pine Development, LLC (the “Landlord”). The principal members of the Landlord are John Molina, the chief financial officer and a director of the Company, and his wife. Under the Lease, the Landlord leased to the Company approximately 70,000 square feet of the former Press Telegram Building, and approximately 120,000 square feet of the former Meeker Baker Building. In 2015, the Company paid aggregate annual rent to the Landlord of approximately $5.47 million.
Effective as of November 2, 2015, as previously reported, the Company and the Landlord entered into the Second Amendment to Office Building Lease (the “Second Amendment”) which provided for the elimination of the Company’s Option to Purchase upon payment by the Landlord to the Company of $345,000 (the “Option Termination Payment”). The Option Termination Payment was required to be made within ten (10) days of any sale of the leased property by the Landlord.
On December 22, 2015, the Landlord sold the real property that is the subject of the Lease to a third party unaffiliated with either the Landlord or the Company, and assigned the Lease to that third party without amendment or change. The Company was not a party to the sale transaction. In conjunction with the sale, the Landlord paid the Company the Option Termination Payment.
In 2013, in connection with the renovation and construction of the Press Telegram and Meeker Baker Building, John Molina had pledged 650,000 shares of the Company’s common stock which he held as trustee of the Molina Siblings Trust. As a result of the Landlord's sale of the buildings in December 2015, all of such previously pledged shares have been released to John Molina, and no pledged shares remain outstanding.
Joseph M. Molina, M.D., Professional Corporations
Our wholly owned subsidiary, Molina Medical Management, Inc. (formerly American Family Care, Inc.), or MMM, provides non-clinical administrative services to the Molina primary care clinics. In 2012, MMM entered into services agreements with the Joseph M. Molina, M.D. Professional Corporations, or JMMPC. JMMPC was created to further advance our direct delivery line of business, while at the same time satisfying requirements associated with the corporate practice of medicine doctrine. Its sole shareholder is Joseph M. Molina, M.D. ("Dr. J. Mario Molina"), our chairman of the board, president, and chief executive officer. Dr. Molina is paid no salary and receives no dividends or remuneration of any kind in connection with his ownership of, or services provided to, JMMPC.
Our California, Florida, New Mexico, Utah, and Washington health plans have entered into primary care capitation agreements with JMMPC. These agreements also direct our health plans to fund JMMPC’s operating deficits, or receive JMMPC’s operating surpluses, based on a monthly reconciliation. Because the MMM services agreements described above mitigate the likelihood of significant operating deficits or surpluses, such monthly reconciliation amounts are insignificant.
We have determined that JMMPC is a variable interest entity, or VIE, and that we are its primary beneficiary. We have reached this conclusion under the power and benefits criterion model according to U.S. generally accepted accounting principles ("GAAP"). Specifically, we have the power to direct the activities that most significantly affect JMMPC’s economic performance, and the obligation to absorb losses or right to receive benefits that are potentially significant to the VIE, under the services and affiliation agreements described above. Because we are its primary beneficiary, we have consolidated JMMPC. JMMPC’s assets may be used to settle only JMMPC’s obligations, and JMMPC’s creditors have no recourse to the general credit of the Company. As of December 31, 2015, JMMPC had total assets of $17 million, and total liabilities of $17 million. As of December 31, 2014, JMMPC had total assets of $31 million, and total liabilities of $31 million.
Our maximum exposure to loss as a result of our involvement with JMMPC is generally limited to the amounts needed to fund JMMPC’s ongoing payroll and physician employee benefits. Additionally, in connection with specialty referral services provided by JMMPC beginning in 2014, our exposure to loss includes medical care costs associated with such services. We believe that such loss exposure will be immaterial to our consolidated operating results and cash flows for the foreseeable future.

During 2015, our health plans paid $123 million to JMMPC under the terms of the affiliation agreement, and JMMPC paid MMM $50 million under the terms of the services agreements. The $73 million difference was expended on physician salaries, medical malpractice insurance, travel expenses, and medical care costs.
Pacific Healthcare IPA
Our California health plan has entered into a provider agreement with Pacific Healthcare IPA ("Pacific"), an independent practice association, or IPA, in the Los Angeles, California region. Pacific is 50% owned by the brother-in-law of Dr. J. Mario Molina and John C. Molina. Under the terms of this provider agreement, the California health plan paid Pacific approximately $635,000 in each of 2015 and 2014 for medical care provided to health plan members. The rates paid to Pacific are the same as those paid to other IPAs in the same region.
Compensation Committee Interlocks and Insider Participation
The persons listed on page 18 were the members of the compensation committee during 2015. No member of the compensation committee was a part of a “compensation committee interlock” during 2015 as described under SEC rules. In addition, none of our executive officers served as a director or member of the compensation committee of another entity that would constitute a “compensation committee interlock.” No member of the compensation committee had any material interest in a transaction with Molina Healthcare. Except for Dr. J. Mario Molina and Mr. John C. Molina, no director is a current or former employee of Molina Healthcare or any of its subsidiaries.
Code of Business Conduct and Ethics
The board has adopted a Code of Business Conduct and Ethics governing all employees of Molina Healthcare and its subsidiaries. A copy of the Code of Business Conduct and Ethics is available on our website at www.molinahealthcare.com. From the Molina home page, click on “About Molina,” then click on “Investors,” and then click on “Corporate Governance.” There were no waivers of our Code of Business Conduct and Ethics during 2015. We intend to disclose amendments to, or waivers of, our Code of Business Conduct and Ethics, if any, on our website.
Compliance Hotline
The Company encourages employees to raise possible ethical issues. The Company offers several channels by which employees and others may report ethical concerns or incidents, including, without limitation, concerns about accounting, internal controls, or auditing matters. We provide a Compliance Hotline that is available 24 hours a day, seven days a week. Individuals may choose to remain anonymous. We prohibit retaliatory action against any individual for raising legitimate concerns or questions regarding ethical matters, or for reporting suspected violations.
Communications with the Board
Stockholders or other interested parties who wish to communicate with a member or members of the board of directors, including the lead independent director or the non-management directors as a group, may do so by addressing their correspondence to the individual board member or board members, c/o Corporate Secretary, Molina Healthcare, Inc., 200 Oceangate, Suite 100, Long Beach, California 90802. The board of directors has approved a process pursuant to which the Corporate Secretary shall review and forward correspondence to the appropriate director or group of directors for response.

PROPOSAL 1 — ELECTION OF DIRECTORS
Our eleven-member board of directors is divided into three classes - Class I, Class II, and Class III. Each of Class I and Class III currently has four board seats, whereas Class II has only three board seats. The terms of the Class II directors expire at the 2016 annual meeting, while the terms of the Class III directors expire at the 2017 annual meeting, and the terms of the Class I directors expire at the 2018 annual meeting. The directors to be elected as Class II directors at the 2016 annual meeting will serve a term of three years, to last until the 2019 annual meeting. All directors shall serve until the expiration of their respective terms and until their respective successors are elected and qualified, or until such director’s earlier resignation, removal from office, death, or incapacity. Each nominee receiving more votes for his election than votes against his or her election will be elected.
Currently, the three incumbent Class II directors are Charles Z. Fedak, Steven G. James, and John C. Molina. Mr. James, however, has communicated to the Company his desire not to seek re-election, and to end his tenure as director at the conclusion of his term in conjunction with the 2016 annual meeting. The board of directors, upon recommendation of the corporate governance and nominating committee, has nominated for election the two remaining incumbent Class II directors, Charles Z. Fedak and John C. Molina. In addition, in order to make the board classes approximately equal in size as required by our Certificate of Incorporation and NYSE rules, upon recommendation of the corporate governance and nominating committee, the board has also nominated for election to Class II, Steven J. Orlando, who is currently serving as a Class III director, with a term expiring at the 2017 annual meeting. If Mr. Orlando is elected as a Class II director, he will serve a new three-year term coinciding with the term of all Class II directors. Class III of the board will thus be reduced in size from four to three board seats, and the overall size of the board will be reduced from eleven to ten directors. If Mr. Orlando is not elected as a Class II director, then Mr. Orlando will continue his service as a Class III director until the expiration of the term for Class III directors, the overall size of the board will remain at eleven, and there will be a vacancy in the Class II directors.
The board believes that each of the three Class II nominees has demonstrated that he possesses the requisite and complementary skill sets and expertise needed to provide strategic counsel and to oversee the key risks facing the Company. More specifically, Messrs. Fedak and Orlando have extensive corporate finance and accounting experience, both being “audit committee financial experts” under SEC rules and meeting the NYSE listing standard of financial literacy. Mr. Fedak has been a certified public accountant since 1975, and his prior positions with various accounting firms make him a valuable asset to the board and the committees on which he serves. Mr. Orlando’s extensive business and corporate finance experience, as well as his service on multiple corporate boards and committees, positions him to contribute significantly to the audit committee and provide valuable perspectives and judgment to the board’s deliberations. John Molina, as chief financial officer of the Company, has extensive knowledge and understanding of the Company and the managed healthcare industry, and adds strategic and operational depth to the Company’s board.
Proxies can only be voted for the three named nominees.
In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who may be designated by the board of directors to fill the vacancy. As of the date of this proxy statement, the board of directors is not aware of any nominee who is unable or will decline to serve as a director.

CLASS II DIRECTOR NOMINEES

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

Charles Z. Fedak, 64	Founder, Charles Z. Fedak & Co., CPAs

•   Served as Molina Healthcare director since 2002 (Class II director)

•   Member of audit committee and compensation committee; audit committee financial expert

•   Certified Public Accountant since 1975

•   Founded Charles Z. Fedak & Co., Certified Public Accountants, in 1981

•   Employed by KPMG from 1975 to 1980

•   Employed by Ernst & Young LLP from 1973 to 1975

•   Holds MBA degree from California State University, Long Beach

John C. Molina, 51	Chief Financial Officer, Molina Healthcare

•  Served as Molina Healthcare director since 1994 (Class II director)

•  Member of compliance and quality committee

•  Executive vice president, financial affairs, since 1995, treasurer since 2002, and chief financial officer since 2003

•  Chairman of the board of directors of Aquarium of the Pacific

•  Past member of the Federal Reserve Bank of San Francisco board of directors, Los Angeles branch
•
Past president of the California Association of Primary Care Case Management Plans

•  Juris Doctorate from the University of Southern California School of Law

•  Brother of J. Mario Molina, M.D., Molina Healthcare’s chief executive officer

Steven J. Orlando, 64	Founder, Orlando Company

•  Served as Molina Healthcare director since 2005 (Class III director until the 2016 annual meeting)

•  Chairman of audit committee; audit committee financial expert
•  Member of compensation committee and transaction committee

•  Has over 40 years of business and corporate finance experience

•  From 2000 to the present, has operated his own financial management and business consulting practice, Orlando Company

•  Served as Greater Sacramento Bancorp director and chairman of its audit committee from January 2009 to January 2015

•  Served on multiple corporate boards, including service as chairman of the audit committee for Pacific Crest Capital, Inc., a Nasdaq-listed corporation

•  Certified Public Accountant (inactive)

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE THREE NOMINEES LISTED ABOVE.

DIRECTORS WHOSE TERMS ARE NOT EXPIRING

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

J. Mario Molina, M.D., 57	President and Chief Executive Officer, Molina Healthcare

•  Served as president and chief executive officer of Molina Healthcare since succeeding his father and Company founder, Dr. C. David Molina, in 1996

•  Served as chairman of the board since 1996 (Class III director)

•  Served as medical director of Molina Healthcare from 1991 through 1994 and vice president from 1994 through 1996, where he was responsible for contracting and provider relations, member services, marketing, and quality assurance

•  Earned an M.D. from the University of Southern California and performed medical internship and residency at the Johns Hopkins Hospital

•  Received certification from the American Board of Internal Medicine in Internal Medicine and Endocrinology and Metabolism

•  Brother of John C. Molina, Molina Healthcare’s chief financial officer

Garrey E. Carruthers, 76	President of New Mexico State University

•  Served as Molina Healthcare director since 2012 (Class I director)

•  Chairman of compliance and quality committee

•  Member of corporate governance and nominating committee
•  President of New Mexico State University since 2013
•  Served as Dean of the College of Business of New Mexico State University from 2003 to 2013

•  Served as New Mexico State University’s Vice President for Economic Development from 2006 to 2013

•  Served as the Director of the University’s Pete V. Domenici Institute since 2009

•  Was the President and Chief Executive Officer of Cimarron Health Plan in New Mexico from 1993 to 2003

•  From 1987 to 1990, served a term as the Governor of the state of New Mexico

•  From 1981 to 1984, served as Assistant Secretary of the U.S. Department of the Interior

•  Holds a Ph.D. in economics from Iowa State University

Daniel Cooperman, 65	Of Counsel, DLA Piper LLP (US)

•  Served as Molina Healthcare director since 2013 (Class I director)

•  Chairman of corporate governance and nominating committee

•  Member of audit committee
•  Member of technology and information security subcommittee
•
Member of the Board of Directors of Zoox, Inc. since 2015; of LegalZoom.Com, Inc. from 2012 until its change of control in 2014; of Liffey Thames Group, LLC dba Discovia; of Nanoscale Components Inc. since 2012; and Chairman of the Board of Directors of Second Harvest Food Bank of Santa Clara and San Mateo Counties

•  Of Counsel to Bingham McCutchen, LLP, a global law firm, from 2010 to 2014

•  Senior Vice President, Secretary, and General Counsel of Apple Inc. from 2007 to 2009

•  Senior Vice President, Secretary, and General Counsel of Oracle Corporation from 1997 to 2007

•  Partner, McCutchen, Doyle, Brown & Enersen, LLP from 1977 to 1997

•  Lecturer, Stanford Law School since 2010

•  Fellow, Arthur and Toni Rembe Rock Center for Corporate Governance, Stanford Law School and Graduate School of Business since 2012

•  Juris Doctorate, 1976 Stanford Law School

•  MBA, 1976 Stanford Graduate School of Business
• Graduated Dartmouth College, summa cum laude, with an A.B. in Economics with highest distinction

Name and Age at Record Date	Position, Principal Occupation, and Business Experience
Frank E. Murray, M.D., 85	Retired Private Medical Practitioner

•  Served as Molina Healthcare director since 2004 (Class I director)

•  Member of corporate governance and nominating committee and compliance and quality committee

•  Has over 40 years of experience in the health care industry, including significant experience as a private practitioner in internal medicine

•  Previously served on the boards of directors of the Kaiser Foundation Health Plans of Kansas City, of Texas, and of North Carolina, and served for 12 years as medical director and chairman of Southern California Permanente Medical Group

•  Served on the board of directors of both the Group Health Association of America and the National Committee for Quality Assurance ("NCQA")

•  Retired as medical practitioner in 1995

Ronna E. Romney, 72	Director, Park-Ohio Holding Corporation

•  Served as Molina Healthcare director since 1999 (Class III director)

•  Lead independent director

 •  Member of compensation committee and corporate governance and nominating committee
 •  Chairman of transaction committee

•  Director of Molina Healthcare of Michigan from 1999 to 2004

•  From 2001 to the present, served as director for Park-Ohio Holdings Corp., a publicly traded logistics and manufacturing company
•  Candidate for the United States Senate for the state of Michigan in 1996

•  From 1989 to 1993, appointed by President George H. W. Bush to serve as Chairwoman of the President’s Commission on White House Fellowships

•  From 1984 to 1992, served as the Republican National Committeewoman for the state of Michigan

•  From 1985 to 1989, appointed by President Ronald Reagan to serve as Chairwoman of the President’s Commission on White House Presidential Scholars

•  From 1982 to 1985, appointed by President Ronald Reagan to serve as Commissioner of the President’s National Advisory Council on Adult Education

Richard M. Schapiro, 60	Chief Executive Officer, SchapiroCo LLC

•
Served as Molina Healthcare director since 2015 (Class I director)
•
Member of compensation committee and transaction committee
•
Since April 2015, served as Chief Executive Officer of SchapiroCo LLC, acting as consultant to public managed care companies
•
Since April 2015, served as independent director for Transamerica Financial Life Insurance Company
•
From 1999 to 2014, served as a Managing Director in the Corporate and Investment Banking Division of Bank of America Merrill Lynch's Health Care Group
•
From 1997 to 1999, served as Managing Director and Head of Health Care Group for ING Baring Furman Selz
•
From 1979 to 1997, held various positions at Salomon Brothers Inc., serving as Managing Director and Global Co-Head of the Health Care Group, Managing Director - Insurance Group, Managing Director and Head of Government Finance Group, and Managing Director and Head of Thrift Coverage Group
•
Bachelor of Science Degree in Accounting from Case Western Reserve University
•
Master's Degree in Business Administration from Bernard M. Baruch College
•
Juris Doctorate from New York Law School

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

Dale B. Wolf, 61	Executive Chairman, OneCall Care Management

•  Served as Molina Healthcare director since 2013 (Class III director)

•  Chairman of compensation committee

 •  Member of corporate governance and nominating committee and transaction committee
 •  President and CEO, DBW Healthcare, Inc.
•
Executive Chairman, Correctional Healthcare Companies, Inc., a national provider of correctional healthcare solutions that improve public safety, manage risk, reduce recidivism, and extend budgetary resources, from December 2012 to July 2014
•  Chief Executive Officer of Coventry Health Care, Inc. from 2005 to 2009
 •  Executive Vice President, Chief Financial Officer, and Treasurer of Coventry Health Care, Inc. from 1996 to 2004
•  Member of the Board of Directors of Correctional Healthcare Companies, Inc. from December 2012 to July 2014
•  Member of the Board of Directors of Coventry Healthcare, Inc. from January 2005 to April 2009

•  Member of the Board of Directors of Catalyst Health Solutions, Inc. from 2003 to 2012

•  Graduated Eastern Nazarene College with a Bachelor of Arts degree in Mathematics, with honors
•  Completed MIT Sloan School Senior Executive Program
•  Fellow in the Society of Actuaries since 1979

Meetings of the Board of Directors and Committees
During 2015, the board of directors met sixteen times, the audit committee met six times, the corporate governance and nominating committee met six times, the compensation committee met five times, the compliance and quality committee met four times, and the technology and information security subcommittee of the audit committee met two times. In addition, in August 2015, the board organized a transaction committee of the board intended, among other things, to review and evaluate strategic acquisition opportunities of the Company and its subsidiaries as identified by the Company's management. During 2015, the transaction committee met eight times.
Each director attended at least 75% of the total number of meetings of the board and board committees of which he or she was a member in 2015, and each director attended the 2015 annual meeting of stockholders held on May 6, 2015.
Meetings of Non-Management Directors
It is the customary practice of the Company’s non-management directors to meet in executive session without any management directors in attendance each time the full board convenes for a regularly scheduled in-person board meeting, which is usually four times each year, and, if the board convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The lead independent director presides at each executive session of the non-management directors.
Board Leadership Structure
Dr. J. Mario Molina currently serves as both the Company’s chairman of the board and its chief executive officer. The board believes that Dr. Molina’s serving in these dual roles provides for productive and transparent communications between management and the board. In addition, the board strongly supports having an independent director in a board leadership position at all times. The board has appointed Ronna E. Romney, one of its independent members, as lead independent director, and has invested her with significant authority and responsibilities. Having an independent lead director enables non-management directors to raise issues and concerns for board consideration without immediately involving management. The Company’s board has determined that the current board leadership structure, with a combined chairman and chief executive officer, along with a separate lead independent director, is the most appropriate structure at this time.
The authority and responsibilities of the lead independent director are detailed in the Company’s Corporate Governance Guidelines. The independent director shall preside at all meetings of the board at which the chairman of the board is not present, assume the responsibility of chairing the regularly scheduled meetings of independent directors, and serve as the primary interface between the independent directors, the chief executive officer, and the chairman of the board, as applicable, in communicating the matters discussed during the session where the chief executive officer or the chairman of the board was not present. In addition to any other responsibilities that the independent directors as a whole might designate from time to time, the lead independent director is also responsible for approving: (i) the quality, quantity, and timeliness of the information sent to the board, (ii) the meeting agenda items for the board, and (iii) the meeting schedules of the board to assure that there is sufficient time for discussion of all agenda items. The lead independent director has the authority to call meetings of the independent directors and to set the agendas for such meetings. If requested by major stockholders of the Company, the lead independent director is responsible for ensuring that she is available, when appropriate, for consultation and direct communication in accordance with procedures developed by the Company and the lead independent director.
Board’s Role in Risk Oversight
While management is responsible for designing and implementing the Company’s risk management process, controls, and oversight, the board, both as a whole and through its committees, has overall responsibility for oversight of the Company’s risk management. The board regularly receives reports from senior management with respect to the Company’s management of major risks, including efforts to identify, assess, manage, and mitigate risks that may affect the Company’s ability to execute on its corporate strategy and fulfill its business objectives. The board’s role is to oversee this effort and to consult with management on the effectiveness of risk identification, measurement, and monitoring processes, and the adequacy of staffing and action plans, as needed.  The Company has also instituted a management enterprise risk management committee to assess the risks of the Company. In addition, the compensation committee reviews compensation programs to ensure that they do not encourage unnecessary or excessive risk-taking.
Committees of the Board of Directors
The six standing committees of the board of directors are: (i) the audit committee; (ii) the corporate governance and nominating committee; (iii) the compensation committee; (iv) the compliance and quality committee; (v) the technology and information security subcommittee to the audit committee; and (vi) the transaction committee.
The audit committee performs a number of functions, including: (i) reviewing the adequacy of the Company’s internal system of accounting controls, (ii) meeting with the independent auditors and management to review and discuss various matters pertaining to the audit, including the Company’s financial statements, the report of the independent auditors on the results, scope, and terms of their work, and the recommendations of the independent auditors concerning the financial practices, controls, procedures, and policies employed by the Company, (iii) resolving disagreements between management and the independent auditors regarding financial reporting, (iv) reviewing the financial statements of the Company, (v) selecting, evaluating, and, when appropriate, replacing the independent auditors, (vi) reviewing and approving fees to be paid to the independent auditors, (vii) reviewing and approving all permitted non-audit services to be performed by the independent auditors, (viii) establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters, (ix) considering other appropriate matters regarding the financial affairs of the Company, and (x) fulfilling the other responsibilities set out in its charter, as adopted by the board. The report of the audit committee required by the rules of the SEC is included in this proxy statement.
The audit committee consists of Mr. Orlando (Chair), Mr. Cooperman, Mr. Fedak, and Mr. James. Since Mr. James will not stand for re-election as a director at the annual meeting, he will no longer be a member of the audit committee as of April 27, 2016. The board has determined that each of Mr. Fedak, Mr. James, and Mr. Orlando qualify as an “audit committee financial expert” as defined by the SEC. In addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each member of the audit committee is independent within the meaning of the corporate governance rules of the NYSE. Each member of the audit committee is also financially literate. The Audit Committee Charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”
Effective October 2014, the audit committee organized a technology and information security subcommittee of the audit committee. The subcommittee’s primary duties and responsibilities include but are not limited to the following: (i) assessing and monitoring the Company’s management of risks regarding technology, cybersecurity and data security, privacy, and disaster recovery; (ii) providing a forum to review, evaluate, monitor, and provide feedback on technology related matters, including strategies, objectives, capabilities, initiatives, and policies; and (iii) performing such other tasks related to the monitoring of the Company’s technology and information security functions as the board of directors may delegate to the subcommittee from time to time. The subcommittee consists of three directors, Mr. Cooperman, Mr. Orlando, and Mr. James, as well as the Company’s chief information officer and the Company’s chief information security officer. Since Mr. James will not stand for re-election as a director at the annual meeting, he will no longer be a member of the subcommittee as of April 27, 2016.
The corporate governance and nominating committee is responsible for identifying individuals qualified to become board members and recommending to the board the director nominees for the next annual meeting of stockholders. It leads the board in its annual review of the board’s performance and recommends to the board members for each committee of the board. The committee takes a leadership role in shaping corporate governance policies and practices, including recommending to the board the Corporate Governance Guidelines and monitoring Molina Healthcare’s compliance with these guidelines. The committee is responsible for reviewing potential conflicts of interest involving directors, executive officers, or their immediate family members. Under the Company’s Related Person Transactions Policy, the corporate governance and nominating committee is charged with determining that any related person transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders. The committee also reviews Molina Healthcare’s Code of Business Conduct and Ethics and other internal policies to help ensure that the principles contained in the Code are being incorporated into Molina Healthcare’s culture and business practices.
The corporate governance and nominating committee consists of Mr. Cooperman (Chair), Gov. Carruthers, Dr. Murray, Ms. Romney, and Mr. Wolf, each of whom is “independent” under the NYSE listing standards and the Company’s Corporate Governance Guidelines. The Corporate Governance and Nominating Committee Charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”
The compensation committee is responsible for determining the compensation for Dr. Molina, our chief executive officer and for John Molina, our chief financial officer, and also approves the compensation Dr. Molina recommends as chief executive officer for the other named executive officers. The committee reviews and discusses with management the Compensation Discussion and Analysis, and, if appropriate, recommends to the board that the Compensation Discussion and Analysis be included in Molina Healthcare’s proxy statement filing with the SEC. In addition, the committee administers Molina Healthcare’s 2002 Equity Incentive Plan and the 2011 Equity Incentive Plan.
The compensation committee consists of Mr. Wolf (Chair), Mr. Fedak, Mr. Orlando, Ms. Romney, and Mr. Schapiro. The board has determined that in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the compensation committee is independent according to the corporate governance rules of the NYSE. In addition, each of the members of the committee is a “non-employee director” as defined in Section 16 of the Securities Exchange Act of 1934, as amended, and is also an “outside director” as defined by Section 162(m) of the Internal Revenue Code.
A copy of the Compensation Committee Charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”
The compliance and quality committee consists of Gov. Carruthers (Chair), Mr. James, Dr. Murray, and John Molina. Since Mr. James will not stand for re-election as a director at the annual meeting, he will no longer be a member of the compliance and quality committee as of April 27, 2016. With the exception of Mr. Molina, all members of the compliance and quality committee are “independent” under the NYSE listing standards and the Company’s Corporate Governance Guidelines. The compliance and quality committee, together with the audit committee, assists the board of directors in its oversight of the Company’s compliance with applicable legal, regulatory, and quality requirements. Whereas the audit committee has oversight over matters of financial compliance (e.g., accounting, auditing, financial reporting, and investor disclosures), as to all other areas of compliance (“non-financial compliance”), the compliance and quality committee has oversight responsibility in the first instance. However, the two committees coordinate their review of major compliance matters, including the overall state of compliance, significant legal or regulatory compliance exposures, and material reports or inquiries from regulators. The compliance and quality committee also is responsible for overseeing the Company’s compliance and quality programs and monitoring their performance. Relative to quality activities, the compliance and quality committee assists the board of directors in the general oversight of the Company's quality-related activities, policies, and practices that relate to promoting member health, providing access to cost-effective quality health care, and advancing safety and efficacy for members. The Compliance and Quality Committee Charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”
In August 2015, the board organized a transaction committee of the board intended, among other things, to review and evaluate strategic acquisition opportunities of the Company and its subsidiaries as identified by the Company's management. The transaction committee consists of Ms. Romney (Chair), Mr. Orlando, Mr. Wolf, and Mr. Schapiro.
Each committee has the authority to retain special consultants or experts to advise the committee, as the committee may deem appropriate or necessary in its sole discretion. From time to time, the compensation committee has retained a compensation consultant to provide the committee with comparative data on executive compensation and advice on Molina Healthcare’s compensation programs for senior management.
Involvement in Certain Legal Proceedings
There are no legal proceedings to which any director, officer, nominee, or principal stockholder, or any affiliate thereof, is a party adverse to the Company or has a material interest adverse to the Company.
Non-Employee Director Compensation
2015 Director Compensation
The compensation committee makes recommendations to the board with respect to the compensation level of directors, and the board determines the directors' compensation. During 2015, the Company paid the non-employee directors the following cash compensation:

•	annual cash retainer of $100,000 to each director;

•	annual retainer of $30,000 to the lead independent director;

•	annual retainer of $27,500 to the chair of the audit committee;

•	annual retainer of $22,500 to the chairs of each of the corporate governance and nominating committee, the compensation committee, and the compliance and quality committee;

•	annual retainer of $15,000 for each member of the audit committee;

•	annual retainer of $12,500 for each member of the corporate governance and nominating committee, the compensation committee, and the compliance and quality committee; and

•	annual retainer of $24,000 for each member of the transaction committee and an annual retainer of $26,000 to the chair of the transaction committee.
Members of the technology and information security subcommittee of the audit committee do not receive any additional retainers or fees in connection with their membership in such subcommittee.
The Company also reimburses its board members for travel, food, and lodging expenses incurred in attending board and committee meetings or performing other services for the Company in their capacities as directors. Effective January 2016, the Company also compensates its non-employee board members $1,000 per diem for non-ordinary course board and committee activity, excluding any educational events.
Directors who are employees of the Company or its subsidiaries do not receive any compensation for their services as directors. In 2015, the two directors who were employees of the Company were Dr. J. Mario Molina, our chief executive officer, and John Molina, our chief financial officer.
In addition, to link the financial interests of the non-employee directors to the interests of the stockholders, encourage support of the Company’s long-term goals, and align director compensation to the Company’s performance, the total value of the equity award to each director for 2015-16 was $220,000. One quarter of that amount, or $55,000 of restricted stock, was granted on the first day of each quarter (starting on July 1, 2015) based on the closing price of the Company’s stock on the last trading day of the preceding quarter. Such equity awards may be rounded up or down to account for fractional shares in the computation.
NON-EMPLOYEE DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Option Awards	All Other Compensation		Total
Garrey E. Carruthers, Ph.D.	$135,000	$233,247	$—	$390,900	(3)	$759,147
Daniel Cooperman	$137,500	$233,247	$—	—		$370,747
Charles Z. Fedak	$127,500	$233,247	$—	—		$360,747
Steven G. James (4)	$127,500	$233,247	$—	—		$360,747
Frank E. Murray	$125,000	$233,247	$—	—		$358,247
Steven J. Orlando	$160,000	$233,247	$—	—		$393,247
Ronna E. Romney	$181,833	$233,247	$—	—		$415,080
Richard M. Schapiro (5)	$57,449	$91,772	$—	—		$149,221
John P. Szabo, Jr. (6)	$31,875	$124,125	$—	—		$156,000
Dale B. Wolf	$155,000	$233,247	$—	—		$388,247

(1)
The amounts reported as Stock Awards reflect the grant date fair value of restricted stock awards under the Company’s 2011 Equity Incentive Plan, in accordance with Accounting Standards Codification Topic 718, “Compensation — Stock Compensation.” Beginning on July 1, 2015, the non-employee directors compensation program described above provided for an annual equity award valued at $220,000 for each director, or $55,000 per quarter. (For the 2014-2015 term, the annual equity award was valued at $250,000, or $62,500 per quarter.) However, because the computation of shares to be issued each quarter is based on the closing price of the Company's stock on the last trading day of the preceding quarter, the fair value of the award on the grant date (which is the next day) differs from the annual equity award value according to the compensation program.

(2)
The amounts shown represent the aggregate grant date fair value of the awards, using the closing price of our common stock on December 31, 2014, or $53.53 per share, April 1, 2014, or $66.31 per share, July 1, 2015, or $71.30 per share, and October 1, 2015, or $66.79 per share.

(3)
On March 10, 2015, Dr. Carruthers exercised 15,000 options. The exercise price was $34.82 per share, compared with a market value of $60.88 per share. The amount shown represents the aggregate difference between the market value of the shares and the option exercise price.

(4)	Mr. James will retire from the board of directors effective April 27, 2016.

(5)
Mr. Schapiro joined the board of directors on July 29, 2015. In addition to the fees paid by the Company to Mr. Schapiro for his service on the board as disclosed in the table above, during 2015 prior to joining the board, the Company also paid Mr. Schapiro's limited liability company (Schapiro LLC) approximately $31,000 fees for consulting services provided to the Company. The board does not believe the fees paid to Mr. Schapiro affect his independence as a director.

(6)	Mr. Szabo retired from the board of directors in May 2015.
2016 Director Compensation
The compensation committee periodically reviews benchmarking assessments of director compensation at comparable companies. In early 2014, the committee determined to adjust director compensation downward in order to make it better in line with market levels, with an initial transition over a two-year period commencing in 2014 targeting a transition to compensation at the 75th percentile of the peer group. In early 2015, the committee determined to further adjust director compensation downward, reducing the annual equity compensation grant paid to each director from $250,000 to $220,000, in the form of quarterly stock grants. The compensation committee will undertake a new benchmarking assessment of director compensation in late 2016 in anticipation of 2017 director compensation determinations.
Compensation Consultant Independence
The compensation committee used as its compensation consultant, Arthur J. Gallagher & Co.
In addition to its compensation consulting services, commencing in June 2015, Arthur J. Gallagher & Co., through its Solid Benefit Guidance Division, also provided to the Company certain pharmacy benefit management procurement and contracting services, as well as pharmacy benefit management auditing services (collectively, the "PBM Services"). Solid Benefit Guidance division was acquired by Arthur J. Gallagher in June 2015. The Company selected Solid Benefit Guidance to provide such PBM Services before such acquisition and after a request for proposals and bid process that involved multiple vendor candidates. The decision to engage Arthur J. Gallagher for the PBM Services was made by the Company’s relevant business division, and was not made or recommended by the compensation committee, the board of directors, or the named executive officers. In addition, the individual compensation consultants of Arthur J. Gallagher advising the compensation committee were unaware of the acquisition of Solid Benefit Guidance, and the work being done by Solid Benefit Guidance for the Company. In 2015, the Company paid Arthur J. Gallagher an aggregate of $365,596, of which $282,676 was paid for the PBM Services, and $82,921 was paid for compensation consulting services for both the 2015 compensation study ($43,287) and the 2016 compensation study ($39,634).
The compensation committee reviewed the independence of Arthur J. Gallagher & Co. in light of SEC rules and NYSE listing standards, including taking into account the following factors: (1) other services provided to the Company by the consulting firm; (2) fees paid by the Company as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the consulting firm and a member of the compensation committee; (5) any company stock owned by the consulting firm; and (6) any business or personal relationships between the Company's executive officers and the senior advisor. The compensation committee discussed these considerations, including the fact that none of the PBM Services had any effect on or nexus to the compensation consulting services. In light of these considerations, the compensation committee concluded that Arthur J. Gallagher & Co.'s work for the committee was rendered on a fully independent basis, and involved no conflict of interest. The compensation committee may consider other compensation consultants for 2016 to avoid any appearance of a conflict of interest.
Stock Ownership Guidelines for Directors
The board of directors of the Company believes that individual directors should own and hold a reasonable number of shares of common stock of the Company to further align the director’s interests and actions with those of the Company’s stockholders, and also to demonstrate confidence in the long-term prospects of the Company. The Company's Stock Ownership Guidelines provide that directors shall own shares of the Company’s stock equal in value to at least three (3) times the aggregate annual cash retainer amounts payable to the director. The value of a director’s holdings shall be based on the average closing price of a share of the Company’s stock for the previous calendar year. Shares that satisfy these guidelines may be those owned directly, through a trust, or by a spouse or children, and shall include shares purchased on the open market, vested or unvested shares of restricted stock, or exercised and retained option shares. Until a director’s stock ownership requirement is met, the director must retain at least 50% of all “net settled shares” received from the vesting, delivery, or exercise of equity awards granted under the Company’s equity award plans until the total value of all shares held equals or exceeds the director’s applicable ownership threshold. “Net settled shares” generally refers to those shares that remain after the payment of (i) the exercise price of stock options or purchase price of other awards, (ii) all applicable withholding taxes, and (iii) any applicable transaction costs. Shares that are pledged shall not be counted toward the director’s ownership requirements. Non-employee directors must comply with the stock ownership guidelines within five (5) years of their election to the board of directors. Each director of the Company satisfied the stock ownership guidelines as of December 31, 2015. Per the terms of the guidelines, Mr. Schapiro, who was elected to the board in July 2015, has until July 2020 to comply with the stock ownership guidelines.
Executive Officers
Two of our directors, J. Mario Molina, M.D. and John C. Molina, J.D., and the following persons were our executive officers at December 31, 2015.
Terry P. Bayer, 65, has served as our chief operating officer since November 2005. She had formerly served as our executive vice president, health plan operations since January 2005. Ms. Bayer has 34 years of healthcare management experience, including staff model clinic administration, provider contracting, managed care operations, disease management, and home care. Since March 2014, Ms. Bayer has served as a director and member of the compensation and organization committee and since 2015 of the nominating and governance committee of California Water Services Group. From 2006 – 2008 Ms. Bayer served on the board of Apria Healthcare Group Inc. Prior to joining us, her professional experience included regional responsibility at FHP, Inc. and multi-state responsibility as regional vice-president at Maxicare; Partners National Health Plan, a joint venture of Aetna Life Insurance Company and Voluntary Hospital Association ("VHA"); and Lincoln National. She has also served as executive vice president of managed care at Matria Healthcare, president and chief operating officer of Praxis Clinical Services, and as Western Division President of AccentCare. She holds a Juris Doctorate degree from Stanford University, a Master of Public Health degree from the University of California, Berkeley, and a Bachelor’s degree in Communications from Northwestern University.
Joseph W. White, 57, has served as our chief accounting officer since 2007. He had formerly served as our vice president of accounting since 2003. In his role as chief accounting officer, Mr. White is responsible for oversight of the Company’s accounting, reporting, forecasting, budgeting, actuarial, and treasury functions. Mr. White has almost 30 years of financial management experience in the health care industry. Prior to joining the Company in 2003, Mr. White worked for Maxicare Health Plans, Inc. from 1987 through 2002. Mr. White holds a Master’s degree in Business Administration and a Bachelor’s degree in Commerce from the University of Virginia. Mr. White is a Certified Public Accountant.
Jeff D. Barlow, Esq. 53, has served as our chief legal officer and secretary since 2010. Prior to that, Mr. Barlow had served as vice-president, assistant corporate secretary, and associate general counsel of Molina Healthcare since 2004. As chief legal officer, Mr. Barlow is responsible for setting the overall legal strategy for the Company and its subsidiaries, and for providing legal counsel to senior management and the board of directors. Mr. Barlow has over 25 years of legal experience, including counseling clients regarding federal securities laws, corporate governance, mergers and acquisitions, and litigation. Mr. Barlow graduated from the University of Utah with a Bachelor of Arts degree in 1987, with a major in philosophy and a minor in Latin. Additionally, Mr. Barlow received his Juris Doctorate degree, cum laude, from the University of Pittsburgh School of Law in 1990, and his Master of Public Health degree from the University of California, Berkeley in 1995. Mr. Barlow is a member of the American Bar Association, California State Bar Association, Arizona State Bar Association, the American Health Lawyers Association, and the American Academy for the Advancement of Science.
Executive officers are appointed annually by the board of directors, subject to the terms of their employment agreements.

AUDIT MATTERS
Audit Committee Report
The audit committee (“committee”) operates under a charter that specifies the scope of the committee’s responsibilities and how it carries out those responsibilities.
The board of directors has determined that all four members of the committee are independent based upon the standards adopted by the board, which incorporate the independence requirements under applicable laws, rules, and regulations.
Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP, the Company’s independent registered public accounting firm (“independent auditors”), is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The committee’s responsibility is to monitor and oversee these processes and procedures. The committee relies, without independent verification, on the information provided to it and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity, and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.
The committee’s meetings facilitate communication among the members of the committee, management, the internal auditors, and the Company’s independent auditors. The committee separately met with each of the internal and independent auditors with and without management, to discuss the results of their examinations and their observations and recommendations regarding the Company’s internal controls. The committee also discussed with the Company’s independent auditors all communications required by generally accepted auditing standards.
The committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2015 with management, the internal auditors, and the Company’s independent auditors.
The committee has received the written disclosures required by PCAOB Rule 3526 — “Communication with Audit Committees Concerning Independence.” The committee discussed with the independent auditors any relationships that may have an impact on their objectivity and independence, and satisfied itself as to the auditors’ independence.
The committee has reviewed and approved the amount of fees paid to the independent auditors for audit, audit related, and tax compliance services. The committee concluded that the provision of services by the independent auditors is compatible with the maintenance of their independence.
Based on the above-mentioned review and discussions, and subject to the limitations on our role and responsibilities described above and in the committee charter, the committee recommended to the board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Audit Committee

Steven J. Orlando, CPA (inactive), Chair
Daniel Cooperman
Charles Z. Fedak, CPA, MBA
Steven G. James, CPA

EXECUTIVE COMPENSATION
Compensation Committee Report
The compensation committee has reviewed and discussed the following Compensation Discussion and Analysis with the members of management of the Company. Based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
Dale B. Wolf, Chairman
Charles Z. Fedak, CPA, MBA
Steven J. Orlando, CPA (inactive)
Ronna E. Romney
Richard M. Schapiro

March 16, 2016

Compensation Discussion and Analysis
This Compensation Discussion and Analysis ("CD&A") describes the compensation earned by our named executive officers for 2015, and explains the material elements of their compensation. In addition, this discussion describes the objectives of the Company’s compensation programs, including why the Company chose to pay or not to pay each particular compensation element, how the Company determined the amount or formula for each element, how each compensation element and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives, and how the Company has considered the results of the most recent stockholder advisory vote on executive compensation in determining compensation policies and decisions.
This CD&A is focused on the compensation of our president, chief executive officer, and chairman, and the other four executive officers included in the Summary Compensation Table below, whom we collectively refer to in this proxy statement as our "named executive officers." For 2015, our named executive officers were:

•	Dr. J. Mario Molina, president, chief executive officer, and chairman;

•	John Molina, chief financial officer;

•	Terry Bayer, chief operating officer;

•	Joseph W. White, chief accounting officer; and

•	Jeff D. Barlow, chief legal officer and secretary.
2015 Performance Metrics and Accomplishments
The principal metrics of our 2015 financial performance and operational accomplishments affecting the compensation of our named executive officers include the following:

•	EBITDA of $508 million, with an EBITDA margin of 3.6%.

•	Net income per diluted share, continuing operations, of $2.58.

•	Net income margin growth of 67%.

•	Total Stockholder Return ("TSR") of 12.33%.

•	Total revenue of $14.2 billion, a 47% increase from 2014.

•	Enrollment growth of 35%.

•	Eight health plan acquisitions announced; Pathways behavioral health capability acquisition; and Michigan and Washington Southwest RFP awards.

•	Duals expansion into Michigan, South Carolina, and Texas.

•	Marketplace enrollment growth.

•	Commencement of operations in Puerto Rico.
The Company's Compensation Philosophy
Our overall compensation philosophy is to pay our named executive officers at relevant market rates as determined by peer group comparisons, and also to pay for performance. Compensation decisions are based on rewarding what promotes our corporate mission and creates long-term stockholder value. The Company believes that it has balanced the need to retain, motivate, and reward its executive officers fairly and competitively, while incorporating performance metrics that incentivize long-term contributions to sustained profitability.
The Role of the Compensation Committee
The compensation committee has primary responsibility for overseeing and reviewing the design and structure of the Company’s compensation programs. The committee seeks to align the interests of management with the interests of the Company’s stockholders by linking pay with performance. Doing so, we believe, incentivizes performance which promotes the ultimate objective of increasing stockholder value. Further, the compensation committee is directly responsible for evaluating the performance of and determining the compensation paid to our chief executive officer and our chief financial officer. The compensation committee is also responsible for evaluating and approving the compensation levels of our other named executive officers as recommended to the committee by the chief executive officer.
In designing performance and vesting metrics for both our short-term cash bonus and long-term equity based incentive programs, the compensation committee has focused particularly on the achievement of various elements of our strategic plan.  For the short-term cash bonus incentive, the compensation committee has placed the greatest emphasis on the maximization of our earnings before interest, taxes, depreciation, and amortization, or EBITDA level.  For long-term equity compensation, the compensation committee has used multiple elements to incentivize management, including both single-year and multi-year measures of the Company’s premium revenue achievement, net profit margin and after tax return, pre-tax income levels, relative TSR performance, Star rating improvement, and our expansion into new states and new Medicaid product lines. In order to focus more specifically on discrete objectives under our strategic plan, the compensation committee has decided not to employ any TSR metrics for 2016. We believe these specific measures most closely align the realization of the executives’ compensation with the goals of our strategic plan, and the best interests of our stockholders.
For fiscal years 2016 and 2017, the compensation committee has introduced as an incentive the achievement of a quality metric - our plans' Star ratings. The achievement of this metric both benefits our members and can serve to increase our revenues. The Centers for Medicare & Medicaid Services ("CMS") uses a Star Rating System to measure how well Medicare Advantage and prescription drug (Part D) plans perform. CMS scores how well plans did in several categories, including quality of care and customer service. Ratings range from one to five Stars, with five Stars being the highest and one Star being the lowest score. CMS assigns plans one overall Star rating to summarize the plan’s performance as a whole. The overall Star rating score provides a way to compare performance among several plans. CMS reviews plan performances each year and releases new Star ratings each fall. This means plan ratings change from one year to the next. CMS sets the categories and reviews each plan the same way. Under a provision of the Affordable Care Act ("ACA"), these Star ratings began to be used to adjust payments to plans beginning in 2012. By enhancing the overall Star rating of our health plans, we can increase our revenues. Our goal is to increase the Star ratings of all of our plans over time.
Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the $1 million deduction limit if certain requirements are met. To the extent practicable, in the past the compensation committee has sought to design the components of compensation so that these requirements are met and full deductibility under Section 162(m) is allowed. In particular, the compensation committee has sought to establish objective performance measures under the Company’s Incentive Compensation Plan.
However, the Affordable Care Act amended the Internal Revenue Code, in part, by adding Section 162(m)(6) which limits the amount that covered health insurance providers such as the Company may deduct in any taxable year for compensation to any employee in excess of $500,000. This legislation did not create any exceptions for performance-based compensation. Final regulations published on September 23, 2014, which provided for a transition period under certain parameters, have had the effect of allowing the Company to claim performance based compensation deductions through its fiscal year 2015. However, commencing with the Company’s fiscal year 2016, the compensation limitation pursuant to Section 162(m)(6) as amended by the Affordable Care Act will apply to the Company, and going forward the Company will not be able to deduct compensation to its executive officers for any taxable year in excess of $500,000. Accordingly, while the compensation committee will continue to adhere to its pay-for-performance philosophy, it will no longer structure its compensation determinations based on the requirements of Internal Revenue Code Section 162(m).

Executive Pay Study for 2015
To evaluate where the compensation levels of the Company’s named executive officers stood in relation to the compensation levels of executives with the Company’s industry peers, in the third quarter of 2015 the compensation committee engaged Arthur J. Gallagher & Co. (formerly James F. Reda & Associates, a Division of Gallagher Benefit Services) to conduct a total compensation study with respect to the Company’s named executive officers. Arthur J. Gallagher & Co. is the same compensation consultant that the committee has used in prior years to conduct benchmarking studies for the Company’s named executive officers. Arthur J. Gallagher & Co. reports directly and exclusively to the compensation committee with respect to executive compensation matters.
The peer group selected by Arthur J. Gallagher & Co. for the named executive officers' 2015 compensation study consisted of managed care companies, health care facilities, and health care service companies with revenues between 40% and 200% of the Company’s revenues, as follows:

1. Centene Corporation	10. Community Health Systems, Inc.
2. WellCare Health Plans, Inc.	11. Laboratory Corporation of America Holdings
3. Health Net, Inc.	12. Magellan Health, Inc.
4. DaVita HealthCare Partners Inc.	13. Kindred Healthcare, Inc.
5. Tenet Healthcare Corporation	14. Team Health Holdings, Inc.
6. Catamaran Corporation	15. Select Medical Holdings Corporation
7. Universal Health Services, Inc.	16. Brookdale Senior Living Inc.
8. Quest Diagnostics Incorporated	17. Omnicare, Inc.
9. LifePoint Hospitals, Inc.	18. Universal American Corp.
In its 2015 compensation study, Arthur J. Gallagher & Co. used an 18-company peer group (of which two were subsequently acquired), 12 of which companies are included in the projected peer group that International Shareholder Services Inc., or ISS, intends to use in 2016 to assess the Company’s relative pay-for-performance for 2015 (the "Projected ISS Peer Group") and to determine its voting recommendations. The Projected ISS Peer Group includes three companies (Owens & Minor Inc., Schein (Henry) Inc., and Cigna Corporation) which were not included in Arthur J. Gallagher & Co.'s peer group for the 2015 compensation study. Magellan Health, Inc., Team Health Holdings, Inc., Select Medical Holdings Corporation, Universal American Corp., Catamaran Corporation (acquired in 2015), and Omnicare, Inc. (acquired in 2015) were part of the Arthur J. Gallagher & Co.'s peer group for the 2015 compensation study, but they were not included in the Projected ISS Peer Group.
The market study concluded that the aggregate compensation paid in 2014 to our named executive officers was between the 50th percentile and 75th percentile, except for the chief financial officer whose aggregate compensation was above the 75th percentile. The compensation committee decided to leave unchanged the base salaries and the baseline short-term cash bonus opportunity of the named executive officers for 2015. However, to further incentivize and reward truly exemplary financial performance, with regard to the specific 2015 EBITDA bonus metric (as discussed further below) the compensation committee decided to allow for and reward performance up to 150% of the metric opportunity for achievement of $575 million in fiscal year 2015 EBITDA. In addition, the compensation committee decided to target total compensation at the 75th percentile by means of increased equity compensation, while at the same time making the vesting of such equity compensation subject to multiple-year premium growth, net profit margin, and pre-tax income performance metrics that are consistent with the Company’s achievement of its long-term strategic plan.
Elements of Compensation
The Company’s compensation program consists of three primary elements: (i) base salary; (ii) annual short-term performance-based cash bonus awards; and (iii) annual longer-term equity-based incentive compensation awards, primarily in the form of restricted stock subject to particular vesting requirements. Additional compensation elements include various benefit plans, such as a 401(k) and deferred compensation plan, and severance and change in control benefits.
Base Salary. The objective of base salary is to reflect the executive’s fundamental job responsibilities. In 2015, the named executive officers were paid competitive base salaries determined by the evaluation of several factors, including the base salary levels of corresponding officers at peer companies, critical skills, job history, and unique roles or abilities of the executive. The base salary of our chief executive officer for 2015 was unchanged from 2014. Likewise, the base salaries of our other named executive officers for 2015 were also unchanged from 2014. The executives’ base salary is the only element of their compensation that is fixed and predetermined. Since the Company is a pay-for-performance company, only 10% of the chief executive officer’s total 2015 compensation, and, on average, 21% of the other named executive officers’ total 2015 compensation opportunity, was for a fixed or predetermined amount.

Annual Short-Term Cash Bonus Incentives. Our compensation program provides for an annual cash bonus that is entirely performance linked. The objective of the program is to compensate executives based on the achievement of specific and objective annual goals that are intended to correlate closely with the growth of stockholder value. The annual incentive bonuses for 2015 were based three-quarters on the Company’s achievement of a specific 2015 EBITDA objective and one-quarter on the Company's total stockholder return for fiscal year 2015. Such objectives were to be determined and paid independently. The respective portions of the annual incentive bonuses were not to be paid in the event that the corresponding objective was not achieved. Early in 2015, the compensation committee had established an entry level achievement of at least $373 million in EBITDA, with the achievement of $373 million in EBITDA triggering the payout in cash of this bonus element at the 25% level; achievement of $422 million triggering payout at the 50% level; achievement of $475 million triggering payout at the 85% level; achievement of $490 million triggering payout at the 100% level; and achievement of $575 million triggering payout at the 150% level of this particular bonus opportunity. No additional cash bonus payments for this EBITDA metric was to be made for performance above $575 million EBITDA. The Company achieved a 2015 EBITDA of $508 million, which triggered the payout of this bonus element at the 111% level.
The 25% of the bonus opportunity was based on the Company’s 2015 Total Stockholder Return as determined by ISS calculations (“TSR”) for fiscal year 2015, and was made contingent upon the Company achieving a TSR for fiscal year 2015 greater than the average TSR achieved by the five-company peer group of Centene Corporation, WellCare Health Plans, Aetna, Magellan Health Services, and Health Net, for their fiscal year ending December 31, 2015. The Company’s 2015 TSR was 12.33%, whereas the average TSR of the five-company peer group was 15.11%. Therefore, this metric on its face was not achieved. However, Centene Corporation announced the acquisition of Health Net in July 2015, and that transaction is expected to close in the first half of 2016. If the TSR of Health Net were not included in the calculation of the peer company average as a result of its announced acquisition, the average TSR of the four-company peer group would be 11.91%, and this metric would have been achieved. We believe the lack of certification by the compensation committee of this metric under the circumstances supports and demonstrates our pay-for-performance philosophy.
2015 Long-Term Equity Based Incentives. The substantial majority of our total compensation package for the named executive officers is based on long-term incentives that are intended to focus their attention on the long-term impacts of their business decisions, and also to more closely align the financial interests of our named executive officers with the interests of our long-term stockholders. In those instances where the relevant long-term performance metric is not achieved, the equity-based compensation does not vest, and thus the compensation is not realized by the executive officers.
For 2015, these long-term incentives for our named executive officers took the form of grants of restricted stock in the following specified amounts:

• Dr. J. Mario Molina, CEO	122,154 shares
• John Molina, CFO	40,341 shares
• Terry Bayer, COO	28,654 shares
• Joseph White, CAO	22,622 shares
• Jeff Barlow, CLO	18,851 shares
These equity awards to the named executive officers were then divided into eight separate elements, with varying vesting provisions. 70% of the shares of restricted stock were made subject to performance vesting metrics, consisting of seven metrics of 10% each. Three of the 10% performance metrics, or 30% in total, are based upon 2016 financial performance and determinable at the end of fiscal year 2016; three of the 10% performance metrics, or 30% in total, are based upon fiscal year 2017 financial performance and determinable at the end of fiscal year 2017; and the last of the 10% performance metrics are based upon relative financial performance for fiscal years 2015, 2016, and 2017, combined, and determinable at the end of fiscal year 2017; as follows:

•
2016 Equity Compensation Metrics. The first fiscal year 2016 10% performance metric is based on the Company’s fiscal year 2016 annual premium revenue achievement, with an entry point at $14.0 billion in annual premium revenues, and full achievement at $15.0 billion in annual premium revenues. The second fiscal year 2016 10% performance metric is based on the Company’s fiscal year 2016 net profit margin achievement, with an entry point at 0.8% net profit margin, and full achievement at 1.250% net profit margin. The third and final fiscal year 2016 10% performance metric is pre-tax income in fiscal year 2016, and is based on the Company’s reported income from continuing operations before income tax expense, with an entry point at $250 million in pre-tax income, and full achievement at $390 million.

•
2017 Equity Compensation Metrics. The first fiscal year 2017 10% performance metric is based on the Company’s 2017 annual premium revenue achievement, with an entry point at $15.0 billion in annual premium revenues, and full achievement at $16.0 billion. The second fiscal year 2017 10% performance metric is based on the Company’s 2017 net profit margin achievement, with an entry point at 1.50% net profit margin, and full achievement at 2.0% net profit margin. The third and final fiscal year 2017 10% performance metric is pre-tax income in fiscal year 2017, with an entry point at $500 million in pre-tax income, and full achievement at $650 million.

•
The effect of any acquisition closing after April 1, 2015 shall be excluded from the calculation of performance under the metrics. Achievement of the entry point for the above metrics shall result in 25% vesting of the restricted stock grant, with full achievement or greater resulting in 100% vesting of the grant. Intermediate achievement within the range shall result in the vesting of that number of shares as is proportional to the level of achievement within the range; all amounts shall be interpolated linearly between the end points of the range.

•
2015-2017 Equity Compensation Metric. The combined fiscal years 2015, 2016, and 2017 10% metric is conditioned upon the Company’s achieving a three-year TSR for the three-year period ending December 31, 2017, as determined by ISS calculations, that is greater than the median TSR achieved by the following 17 peer group companies, provided that if a company in such peer group is acquired or discontinues its operations prior to December 31, 2017, it will be taken out of the peer group for the three-year measurement period: Centene Corporation, WellCare Health Plans, Inc., Health Net, Inc., DaVita HealthCare Partners Inc., Tenet Healthcare Corporation, Catamaran Corporation, Universal Health Services, Inc., Quest Diagnostics Incorporated, LifePoint Hospitals, Inc., Community Health Systems, Inc., Laboratory Corporation of America Holdings, Magellan Health, Inc., Kindred Healthcare, Inc., Team Health Holdings, Inc., Select Medical Holdings Corporation, Brookdale Senior Living Inc., and Omnicare, Inc.

In the event the specified performance metrics are not achieved, the equity award relating to that particular performance metric will lapse, and thus no long-term compensation will ultimately be paid.

•	The remaining balance of 30% of the shares of restricted stock are subject to time vesting in three equal increments over three years (on each of April 1, 2016, April 1, 2017, and April 1, 2018).
Pay Mix
Our pay for performance philosophy can be further depicted by the following graphs which represent both our total compensation mix as well as our long-term incentive plan vehicle mix.
The 2015 Total Compensation Mix graphs illustrate the break-down of the chief executive officer's and the other named executive officers' 2015 total compensation as base salary, short term incentives (cash bonus), long term incentives (performance-based), and long-term incentives (service/time-based). The values in the "Change in Nonqualified Deferred Comp. Earnings" and “All Other Comp.” columns of the Summary Compensation Table have been excluded from this illustration. The value of the 2015 long term incentives (consisting of restricted stock awards) represents the fair market value of such awards on the date of the grant of April 1, 2015, calculated at $66.31 per share. The Other Named Executive Officers percentages are calculated using an average of the individual named executive officers values excluding Dr. Molina.
As the 2015 Total Compensation Mix graph below illustrates, Dr. Molina's base salary represented 10% of his total compensation, and the other named executives' base salaries represented 21% of their total compensation. Further, 77% of Dr. Molina’s total compensation and 61% of the other named executive officers’ total compensation were long-term incentives consisting of performance-based and service/time-based restricted stock awards. Dr. Molina's long-term incentives based on objective performance metrics represented 54% of his total compensation, and the other named executives' officers long-term incentives based on objective performance metrics represented 43% of their total compensation.

2015 TOTAL COMPENSATION MIX
Results of the April 2014 “Say On Pay” Vote
In 2011, the Company’s stockholders approved a triennial advisory “say-on-pay” vote. The compensation committee monitors the results of the Company’s triennial advisory “say-on-pay” proposal and considers such results as one of many factors in connection with the discharge of its responsibilities. At our April 2014 annual meeting, the compensation of our named executive officers was approved, on an advisory basis, by a 72.5% majority vote, with 18.6% of shares voting against, and 8.9% broker non-votes. The Company will once again include a "say-on-pay" proposal in its 2017 proxy statement.
Elimination of Tax Gross-Up Provision from Employment Agreements
Effective as of March 16, 2016, we have entered into a second amended and restated employment agreement with each of Dr. Molina and John Molina. The amended employment agreements removed the Internal Revenue Code Section 280G gross-up provision. Instead of receiving a gross-up, the executive would be subject to an automatic reduction in his change in control payments if doing so results in a greater after-tax payment to the executive than he would have received if he had accepted the full payments and paid the excise tax. The amended employment agreements provide that all amounts payable thereunder are subject to the Company's Clawback Policy, to the extent applicable. In addition, the severance provision has been changed to provide for the payment of 400% of the executive’s base salary then in effect upon his termination without cause or resignation for good reason. We believe that such a provision is justified given the substantial shareholdings in the Company of Dr. Molina and John Molina, and the obstacle such shareholdings would represent in connection with their efforts to find similar employment in our industry. The executives remain eligible for a prorated “termination bonus” upon a termination without cause or for good reason, and the “termination amounts” have been increased to 150% of base salary for Dr. Molina and 125% of base salary for John Molina. The balance of the severance payments made upon a termination without cause or for good reason remain unchanged from the executives’ previous form of employment agreement, including accelerated vesting of previously granted equity compensation and a cash payment of $65,000 representing 18 months’ worth of continuing health and welfare benefits. Payment of severance benefits is contingent upon the executive’s signing a release agreement waiving claims against us. The employment agreements provide that if an executive’s employment is terminated without cause or is terminated by the executive for good reason within two years following a change of control, the Company will provide the executive as a severance payment with four times the executive’s annual base salary, plus the prorated “termination bonus,” a cash payment of $135,000 representing 36 months’ worth of continuing health and welfare benefits, accelerated vesting of all unassumed and unvested equity compensation upon a change in control and accelerated vesting of previously granted equity compensation.

Unless terminated, the employment agreements are automatically renewed on an annual basis. The employment agreements no longer terminate automatically when the executive reaches age 65. Effective for fiscal year 2016, Dr. Molina’s annual salary has been increased to $1,170,000, and John Molina’s annual salary shall remain at $878,000.
Fiscal Year 2016 Compensation
Executive Pay Study for 2016
To evaluate where the current compensation levels of the Company’s named executive officers stand in relation to the compensation levels of executives with the Company’s industry peers, in the third quarter of 2015 the compensation committee engaged Arthur J. Gallagher & Co. (formerly James F. Reda & Associates, a Division of Gallagher Benefit Services) to conduct a total compensation study with respect to the Company’s named executive officers. Arthur J. Gallagher & Co. is the same compensation consultant that the committee has used in prior years to conduct benchmarking studies for the Company’s named executive officers. Arthur J. Gallagher & Co. reports directly and exclusively to the compensation committee with respect to executive compensation matters.
In its 2016 study of the named executive officers’ compensation, Arthur J. Gallagher & Co. used a 17-company peer group, 13 of which comprise the projected peer group that International Shareholder Services Inc., or ISS, projects to be using in 2016 to assess the Company’s relative pay-for-performance for 2015 (the "Projected ISS Peer Group") and to determine its voting recommendations. Arthur J. Gallagher's peer group used for the 2016 compensation study includes four companies which are not part of the Projected ISS Peer Group (Catamaran Corporation, Humana Inc., Magellan Health, Inc., and Omnicare, Inc.). The Projected ISS Peer Group includes two companies which are not part of the Arthur J. Gallagher & Co. peer group for the 2016 compensation study (Owens & Minor Inc. and Schein (Henry) Inc.).
The peer group consists of six publicly traded managed care companies, six health care facilities, and five health care service companies, as follows:

1. Centene Corporation	10. Community Health Systems, Inc.
2. WellCare Health Plans, Inc.	11. Laboratory Corporation of America Holdings
3. Health Net, Inc.	12. Magellan Health, Inc.
4. DaVita HealthCare Partners Inc.	13. Kindred Healthcare, Inc.
5. Tenet Healthcare Corporation	14. Brookdale Senior Living Inc.
6. Catamaran Corporation	15. Omnicare, Inc.
7. Universal Health Services, Inc.	16. Cigna Corporation
8. Quest Diagnostics Incorporated	17. Humana Inc.
9. LifePoint Hospitals, Inc.
Of the 17-company peer group used in the 2016 study, 15 companies were used in the 2015 named executive officers executive compensation study Arthur J. Gallagher & Co. had performed for the Company. Cigna Corporation and Humana Inc. were added to the 2016 study, and Team Health Holdings, Inc., Select Medical Holdings Corporation, and Universal American Corp. were not included in the 2016 study. The size of an organization was a primary consideration in the development of the peer group. Both Cigna and Humana were added to the peer group because they are direct competitors to the Company, and with the Company’s projected growth into 2016, the comparison is reasonable. Team Health Holdings, Inc., Select Medical Holdings Corporation, and Universal American Corp. were removed from the peer group because of their smaller size (revenues of $3 billion and under).
The market study concluded that the total compensation of each of our named executive officers was below the targeted 75th percentile for total compensation. The compensation committee has targeted the base salary of the named executive officers at approximately the 50th percentile of the peer group, while targeting total compensation at the 75th percentile of the peer group. As a result, the compensation of the named executive officers is weighted slightly more heavily towards longer term equity compensation that is subject to multiple year performance metrics and vesting requirements that are consistent with the Company’s long-term strategic plan.
Based on these findings and considerations, the compensation committee decided to increase the 2016 base salaries for Dr. J. Mario Molina, Joseph W. White, and Jeff D. Barlow, and leave unchanged the 2016 base salaries for John Molina and Terry Bayer. The compensation committee left unchanged the baseline short-term cash bonus opportunity of all of the named executive officers. However, to further incentivize and reward truly exemplary financial performance, with regard to the specific EBITDA bonus metric (as discussed further below) the compensation committee decided to not cap or limit this metric opportunity, allowing for the EBITDA bonus metric range to continue on a linear basis above the $810 million for the 100% individual opportunity level. Additionally, the 2016 equity compensation was made subject to multiple-year profit margin targets, Star rating improvements for our health plans, and achievement of certain business development targets that are consistent with the Company's achievement of its long-term strategic plan.
Fiscal Year 2016 Base Salaries
Based on peer group compensation levels and the considerations of compensation philosophy and approach as discussed above, the compensation committee determined that Dr. J. Mario Molina's fiscal year 2016 base salary as chief executive officer shall be increased to $1,170,000, John Molina's fiscal year 2016 base salary as chief financial officer shall remain at $878,000, Terry Bayer's fiscal year 2016 base salary as chief operating officer shall remain at $644,000, Joseph W. White's fiscal year 2016 base salary as chief accounting officer shall be increased to $538,000, and Jeff D. Barlow's fiscal year 2016 base salary as chief legal officer shall be increased to $525,000.
Fiscal Year 2016 Short-Term Cash Bonus Measures
In March 2016, the compensation committee established short-term cash bonus opportunity levels and measures for the chief executive officer, chief financial officer, chief operating officer, chief accounting officer, and the chief legal officer. The compensation committee decided that the baseline cash bonus opportunity levels of the named executive officers for fiscal year 2016 shall remain unchanged from their 2016 levels: Dr. Molina’s baseline bonus opportunity shall be 150% of his base salary; John Molina’s baseline bonus opportunity shall be 125% of his base salary; Terry Bayer’s baseline bonus opportunity shall be 100% of her base salary; Joseph W. White’s baseline bonus opportunity shall be 90% of his base salary; and Jeff D. Barlow’s baseline bonus opportunity shall be 90% of his base salary.
The bonus performance measures of each of the named executive officers shall be based 75% on a fiscal year 2016 EBITDA metric, and 25% on the discretion of the compensation committee:
75% of the bonus opportunity shall be based on the Company’s EBITDA (earnings before interest, taxes, depreciation and amortization) achievement for its 2016 fiscal year. The fiscal year 2016 EBITDA levels and related bonus payouts shall be based on the entry level achievement of at least $550 million in EBITDA. The achievement of $550 million in EBITDA shall trigger the payout in cash of this bonus element at the 0% or first dollar level; achievement of $810 million shall trigger payout at the 100% level. The actual cash bonus payout amounts for achievement within the specified points along the EBITDA range shall be interpolated linearly between these points. The range shall continue above 100% on a linear basis for EBITDA achievement above $810 million, with no cap or limit. EBITDA, for purposes of the fiscal year 2016 bonus performance measure, shall mean (as reported in the Company’s public filings) consolidated net income plus, to the extent deducted from revenues in determining consolidated net income, and without duplication, (i) interest expense, (ii) income tax expense, (iii) depreciation expense, and (iv) amortization expense.
25% of the bonus opportunity shall be subject to the discretion of the compensation committee, and shall be based upon the consideration by the committee of such factors as, without limitation, relative performance, competitive positioning, profit margin, Star score and HEDIS measure improvements and other quality measures, strategic business criteria such as market penetration and geographic business expansion, and various other factors.
The 75% EBITDA metric bonus and the 25% discretionary bonus shall be determined and paid independently.
The following table sets forth the fiscal year 2016 base salary levels, along with the two bonus elements for the Company’s chief executive officer, chief financial officer, chief operating officer, chief accounting officer, and chief legal officer:

Executive Officer	Base Salary	Baseline Bonus Opportunity (% of Base Salary)	Baseline EBITDA Bonus Opportunity (75% of Baseline Bonus Opportunity)	Discretionary Bonus Opportunity (25% of Baseline Bonus Opportunity)
Dr. J. Mario Molina
Chief Executive Officer	$1,170,000	150%	$1,316,250	$438,750
John Molina
Chief Financial Officer	$878,000	125%	$823,125	$274,375
Terry Bayer
Chief Operating Officer	$644,000	100%	$483,000	$161,000
Joseph W. White
Chief Accounting Officer	$538,000	90%	$363,150	$121,050
Jeff D. Barlow
Chief Legal Officer	$525,000	90%	$354,375	$118,125
In addition to the short-term cash bonus for the named executive officers based on the EBITDA measure and discretionary bonus, the compensation committee also agreed to establish a separate short-term cash bonus for the named executive officers based on achievement in 2016 of NCQA accreditation of the Company's health plans in South Carolina and Illinois, in the aggregate amount for all named executive officers of $350,000 for each such NCQA accreditation achievement. Such bonus amounts shall not be counted towards the bonus opportunity percentages described above. The payout of the full $700,000 cash bonus opportunity (for achievement of NCQA accreditation in both states ) is as follows: $255,000 for J. Mario Molina, $180,000 for John Molina, $110,000 for Terry Bayer, $80,000 for Joseph W. White, and $75,000 for Jeff D. Barlow.  Payment of the 2016 NCQA accreditation bonuses for achievement of NCQA accreditation in South Carolina and Illinois are independent of each other. If NCQA accreditation for the health plans in South Carolina and Illinois is not achieved in 2016, no such respective bonuses based on this metric shall be paid.
Fiscal Year 2016 Long-Term Incentive Share Grants
Effective as of March 7, 2016, the named executive officers were granted shares of restricted stock in the following amounts, with the actual share numbers being determined by using the closing price of the Company’s common stock as of that same March 7th grant date of $64.53.  The total dollar amount of equity compensation for all five of the named executive officers combined is intended to equal the aggregate total compensation of the named executive officers combined at the 75th percentile of the peer group.

	2016 Equity Compensation
Officer	Dollar Amount	Shares
Dr. Mario Molina, CEO	$8,443,000	130,838
John Molina, CFO	$4,259,000	66,000
Terry Bayer, COO	$3,326,000	51,542
Joseph White, CAO	$2,786,000	43,174
Jeff Barlow, CLO	$2,021,000	31,319
70% of the shares of restricted stock shall be subject to performance vesting metrics, and 30% of the shares shall be subject to time vesting in three equal increments over three years.
2016 Equity Compensation Metrics. The first fiscal year 2016 10% performance metric shall be related to the achievement of an after tax return on total revenue in fiscal year 2016 of at least 1.0%. The entry point for the metric shall be at 1.0% after tax return, and full achievement shall be at 1.2% after tax return. Achievement of the entry point shall result in 0% or first share vesting, of the restricted stock grant, with full achievement resulting in 100% vesting of the grant. Intermediate achievement within the range shall result in the vesting of that number of shares as is proportional to the level of achievement within the range; all amounts shall be interpolated linearly between the end points of the range. If the metric is achieved, the stock shall vest on March 7, 2017.
The second fiscal year 2016 10% performance metric shall be related to the Company’s achieving an improvement in Star ratings of 0.5 Stars or greater for each of two separate health plans, with no decline in the average Star rating across all remaining health plans (Part C and Part D are included). Since ratings for 2017 will be released in autumn 2016, if the metric is achieved, the stock shall vest on March 7, 2017.
2017 Equity Compensation Metrics. The first fiscal year 2017 10% performance metric shall be related to the achievement of an after tax return on total revenue in fiscal year 2017 of at least 1.5%. The entry point for the metric shall be at 1.5% after tax return, and full achievement shall be at 2.0% after tax return. Achievement of the entry point shall result in 25% vesting of the restricted stock grant, with full achievement resulting in 100% vesting of the grant. Intermediate achievement within the range shall result in the vesting of that number of shares as is proportional to the level of achievement within the range; all amounts shall be interpolated linearly between the end points of the range. If the metric is achieved, the stock shall vest on March 7, 2018.
The second fiscal year 2017 10% performance metric shall be related to the Company achieving an improvement in Star ratings of 0.5 Stars or greater for each of two separate health plans from the levels of the previous year, with no decline in the then existing average Star rating across all remaining health plans (Part C and Part D are included). Since ratings for 2018 will be released in autumn 2017, if the metric is achieved, the stock shall vest on March 7, 2018.
2018 Equity Compensation Metrics. The sole fiscal year 2018 10% performance metric shall be related to the achievement of an after tax return on total revenue in fiscal year 2018 of at least 1.5%. The entry point for the metric shall be at 1.5% after tax return, and full achievement shall be at 2.0% after tax return. Achievement of the entry point shall result in 25% vesting of the restricted stock grant, with full achievement resulting in 100% vesting of the grant. Intermediate achievement within the range shall result in the vesting of that number of shares as is proportional to the level of achievement within the range; all amounts shall be interpolated linearly between the end points of the range. If the metric is achieved, the stock shall vest on March 7, 2019.
2016-2018 Equity Compensation Metrics. The final 20% metric shall be conditioned upon the Company’s either closing on a board-approved acquisition in a new state, or winning an RFP in a new state, or winning an RFP for a new

Medicaid product line in an existing state. SNP or marketplace entry, or a capabilities-based acquisition, do not count towards satisfaction of the performance metric. In the event the Company achieves this metrics in fiscal years 2017, 2018, or 2019, upon the first such achievement, 5% of the restricted stock grant shall vest. Upon the second such achievement, a further 5% of the restricted stock grant shall vest. Upon the third such achievement, the final10% of the restricted stock grant shall vest. No restricted stock subject to this metric shall vest sooner than March 7, 2017. Any subsequent achievements of the metric through December 31, 2018 shall result in vesting on the next succeeding March 7th.
Time Vested Equity Compensation. 30% of the shares of restricted stock shall be subject to time vesting. These shares of restricted stock shall vest in one-third increments over three years, on each of March 7, 2016, March 7, 2017, and March 7, 2018.
Summary Compensation
The following table provides information concerning total compensation earned or paid to (a) the chief executive officer, (b) the chief financial officer, and (c) the three other most highly compensated executive officers of the Company who served in such capacities as of December 31, 2015, in each case for services rendered to the Company during the last year. These five officers are referred to as the “named executive officers” in this proxy statement.
2015 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Comp.(2)	Change in Nonqualified Deferred Comp. Earnings(3)	All Other Comp.(4)	Total
J. Mario Molina, M.D.	2015	$1,050,000	$—	$7,893,843	$—	$1,306,324	$—	$15,490	$10,265,657
President and Chief	2014	$1,050,000	$—	$6,788,994	$—	$—	$—	$15,153	$7,854,147
Executive Officer	2013	$1,050,000	$—	$8,319,215	$—	$1,282,877	$1,143,026	$108,006	$11,903,124
John C. Molina	2015	$878,000	$—	$2,606,918	$—	$910,279	$—	$15,277	$4,410,474
Chief Financial Officer	2014	$878,000	$—	$2,522,317	$—	$—	$12,164	$15,403	$3,427,884
	2013	$878,000	$—	$4,409,600	$—	$893,941	$83,128	$97,435	$6,362,104
Terry P. Bayer	2015	$644,000	$—	$1,851,686	$—	$534,141	$—	$17,798	$3,047,625
Chief Operating Officer	2014	$644,000	$—	$1,650,117	$—	$—	$33,008	$15,887	$2,343,012
	2013	$644,000	$—	$2,939,745	$—	$524,554	$114,454	$13,574	$4,236,327
Joseph W. White	2015	$515,000	$—	$1,461,882	$—	$384,432	$136	$15,064	$2,376,514
Chief Accounting Officer	2014	$515,000	$—	$942,940	$—	$—	$1,376	$71,588	$1,530,904
	2013	$515,000	$—	$1,322,884	$—	$314,610	$2,482	$11,952	$2,166,928
Jeff D. Barlow	2015	$475,000	$—	$1,218,191	$—	$354,574	$146	$31,654	$2,079,565
Chief Legal Officer	2014	$475,000	$—	$754,356	$—	$—	$4,772	$40,154	$1,274,282
and Secretary	2013	$425,000	$—	$1,028,906	$—	$259,630	$10,865	$32,163	$1,756,564

(1)
This column shows the aggregate grant date fair value of performance stock awards ("PSAs") and restricted stock awards ("RSAs") granted under the Company’s 2011 Equity Incentive Plan in the years shown. The aggregate grant date fair value is the amount the Company expects to expense for accounting purposes over the award's vesting schedule. See the "2015 Grants of Plan-Based Awards Table" on page 31 for additional information, including the performance conditions and valuation assumptions as applicable, for PSAs and RSAs granted in 2015.

Generally, the grant date fair value presented does not correspond to the actual value that the named executive officers will realize from the award. In particular, the actual value of PSAs received is different from the accounting expense because such awards depend on the Company's performance. In accordance with SEC rules, the aggregate grant date fair value of the PSAs presented above is calculated based on the most probable outcome of the performance conditions as of the grant date, which, for the 2015 PSAs, was target performance.

(2)	This column shows the amounts earned under the Company's performance-based short-term cash incentive plan.

(3)
Dr. Molina's change in non-qualified deferred compensation earnings for the year 2015 was ($188,966); Mr. Molina's change in non-qualified deferred compensation earnings for the year 2015 was ($7,487); and Ms. Bayer's change in non-qualified deferred compensation earnings for the year 2015 was ($6,924).

(4)
The amounts in this column include long-term disability premiums, group term life premiums, 401(k) matching payments, and liquidated amounts for paid time-off. For Mr. Molina such amounts also include executive disability premiums.

Grants of Plan-Based Awards
The following table provides information about plan-based awards granted to the named executive officers in 2015. The "Non-Equity Incentive Plan Awards" were granted under the Company's Incentive Compensation Plan. The "Equity Incentive Plan Awards" and "All Other Stock Awards" were granted under the Company's 2011 Equity Incentive Plan. There were no stock options granted during 2015.
2015 GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (3)	Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
J. Mario Molina	4/1/2015	$689,063	$1,575,000	$2,165,625	21,376	85,505	85,505	36,649	$7,893,843
John C. Molina	4/1/2015	$480,156	$1,097,500	$1,509,063	7,059	28,238	28,238	12,103	$2,606,918
Terry P. Bayer	4/1/2015	$281,750	$644,000	$885,500	5,013	20,055	20,055	8,599	$1,851,686
Joseph W. White	4/1/2015	$202,781	$463,500	$637,313	3,958	15,834	15,834	6,788	$1,461,882
Jeff D. Barlow	4/1/2015	$187,031	$427,500	$587,813	3,298	13,195	13,195	5,656	$1,218,191

(1)
These columns show the possible payouts under the Company's performance-based short-term cash incentive plan. Under this plan, Dr. Molina’s bonus opportunity is 150% of his base salary; Mr. Molina’s bonus opportunity is 125% of his base salary; Ms. Bayer’s bonus opportunity is 100% of her base salary; Mr. White’s bonus opportunity is 90% of his base salary; and Mr. Barlow’s bonus opportunity is 90% of his base salary. For each of the named executives, 75% of the bonus opportunity relates to an EBITDA performance measure and 25% relates to achievement of a TSR measure, with each component determined individually. Achievement of the threshold, target and maximum for the 75% EBITDA metric results in 25% payout, 100% payout, and 150% payout, respectively. Achievement of the 25% TSR metric results in 100% payout and such amounts are included in each of the threshold, target and maximum columns. Such amounts reflect the estimated possible payouts and are not intended to represent actual or future payouts under the short-term cash incentive plan. See further discussion regarding these metrics at "Compensation Discussion and Analysis—Elements of Compensation." The actual amounts earned and paid to the named executive officers under this plan for 2015 are presented in the "2015 Summary Compensation Table—Non-Equity Incentive Plan Comp." on page 30.

(2)
These columns show the estimated future payouts of performance stock awards ("PSAs") under the awards granted in 2015. For all performance metrics, achievement of the entry point (threshold) of the metric results in 25% vesting of the awards, with full achievement resulting in 100% vesting of the awards, shown in both the target and maximum columns. Intermediate achievement within the range will result in the vesting of that number of shares proportional to the level of achievement within the range; all amounts shall be interpolated linearly between the end points of the range. For more information on the specific metrics and vesting schedules, see "Outstanding Equity Awards" beginning on page 32.

(3)
This column shows the restricted stock awards ("RSAs") granted to the named executive officers on April 1, 2015. These awards are subject to time-based vesting in equal increments over three years on each of April 1, 2016, April 1, 2017, and April 1, 2018.

(4)
This column shows the grant date fair value of the PSAs and RSAs. Generally, the grant date fair value is the amount that the Company expects to expense in its financial statements over the award's vesting schedule. As described above, the amounts in this column do not reflect compensation actually received by the named executive officers.

For RSAs: fair value is the product of the number of shares, at target, times the closing price of the Company's stock on the grant date of April 1, 2015, or $66.31.
For PSAs: the actual value received will depend on the Company's performance. For all but the TSR awards which vest based on market conditions, fair value is the product of the number of shares, at target, times the closing price of the Company's stock on the grant date of April 1, 2105, or $66.31.
For the TSR awards, the grant date fair value of $49.43 was determined based on a Monte Carlo Simulation which projected TSR over the performance period using correlations and volatilities of the Company's ISS peer groups. Inputs to the Simulation also included a risk-free interest rate of 0.8%, dividend yield of 0% and an expected life of 2.8 years.

Outstanding Equity Awards
The following table provides information on the named executive officers' holdings of stock and option grants as of year-end. It includes unexercised stock options (vested and unvested), and PSAs and RSAs for which vesting conditions were not yet satisfied as of December 31, 2015. The vesting schedule for each outstanding award is shown following this table.
2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

		Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Un-exercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (Unearned)	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Pay- Out Value of Unearned Shares That Have Not Vested(1)
J. Mario Molina							3/1/2013	15,572	$936,344	—	$—
							3/1/2014	38,216	$2,297,928	114,650	$6,893,905
							4/1/2015	36,649	$2,203,704	85,505	$5,141,416
Total								90,437	$5,437,976	200,155	$12,035,321
John C. Molina	3/1/2007	54,000	—	—	$20.88	3/1/2017	3/1/2013	7,786	$468,172	—	$—
							3/1/2014	14,199	$853,786	42,595	$2,561,237
							4/1/2015	12,103	$727,753	28,238	$1,697,951
Total		54,000	—	—				34,088	$2,049,711	70,833	$4,259,188
Terry P. Bayer	3/1/2007	8,250	—	—	$20.88	3/1/2017	3/1/2013	5,191	$312,135	—	$—
							3/1/2014	9,289	$558,548	27,866	$1,675,583
							4/1/2015	8,599	$517,058	20,055	$1,205,907
Total		8,250	—	—				23,079	$1,387,741	47,921	$2,881,490
Joseph W. White							3/1/2012	3,750	$225,488	—	$—
							3/1/2013	2,336	$140,464	—	$—
							3/1/2014	5,308	$319,170	15,924	$957,510
							4/1/2015	6,788	$408,162	15,834	$952,098
Total								18,182	$1,093,284	31,758	$1,909,608
Jeff D. Barlow							3/1/2012	3,750	$225,488	—	$—
							3/1/2013	1,817	$109,256	—	$—
							3/1/2014	4,246	$255,312	12,739	$765,996
							4/1/2015	5,656	$340,095	13,195	$793,415
Total								15,469	$930,151	25,934	$1,559,411

(1)
The market value of the unvested restricted stock awards (RSAs) and equity incentive plan awards (PSAs) represents the product of the closing price of Molina stock as of December 31, 2015, which was $60.13, and the number of shares underlying such award and, with respect to PSAs, assumes satisfaction of the applicable performance conditions. See the "Outstanding Equity Awards Vesting Schedule Table" on the next page for more information regarding vesting of these awards.

OUTSTANDING EQUITY AWARDS VESTING SCHEDULE TABLE

Name of Executive	Grant Date	Stock Awards Vesting Schedule(1)
J. Mario Molina	3/1/2013	15,572 RSAs vested 3/1/2016
	3/1/2014	19,108 RSAs vested 3/1/2016; 19,108 RSAs vest 3/1/2017; 114,650 PSAs vest in 2016, subject to achievement of performance conditions (2)
4/1/2015
12,217 RSAs vest 4/1/2016, 12,216 RSAs vest 4/1/2017, and 12,216 RSAs vest 4/1/2018; 36,645 PSAs vest in 2016, subject to achievement of performance conditions; 48,860 PSAs vest in 2017, subject to achievement of performance conditions

John C. Molina	3/1/2013	7,786 RSAs vested 3/1/2016
	3/1/2014	7,100 RSAs vested 3/1/2016; 7,099 RSAs vest 3/1/2017; 42,595 PSAs vest in 2016, subject to achievement of performance conditions (2)
4/1/2015
4,035 RSAs vest 4/1/2016, 4,034 RSAs vest 4/1/2017, and 4,034 RSAs vest 4/1/2018; 12,102 PSAs vest in 2016, subject to achievement of performance conditions; 16,136 PSAs vest in 2017, subject to achievement of performance conditions

Terry P. Bayer	3/1/2013	5,191 RSAs vested 3/1/2016
	3/1/2014	4,645 RSAs vested 3/1/2016; 4,644 RSAs vest 3/1/2017; 27,866 PSAs vest in 2016, subject to achievement of performance conditions (2)
4/1/2015
2,867 RSAs vest 4/1/2016, 2,866 RSAs vest 4/1/2017, and 2,866 RSAs vest 4/1/2018; 8,595 PSAs vest in 2016, subject to achievement of performance conditions; 11,460 PSAs vest in 2017, subject to achievement of performance conditions

Joseph W. White	3/1/2012	3,750 RSAs vested 3/1/2016
	3/1/2013	2,336 RSAs vested 3/1/2016
	3/1/2014	2,654 RSAs vested 3/1/2016; 2,654 RSAs vest 3/1/2017; 15,924 PSAs vest in 2016, subject to achievement of performance conditions (2)
4/1/2015
2,263 RSAs vest 4/1/2016, 2,263 RSAs vest 4/1/2017, and 2,262 RSAs vest 4/1/2018; 6,786 PSAs vest in 2016, subject to achievement of performance conditions; 9,048 PSAs vest in 2017, subject to achievement of performance conditions

Jeff D. Barlow	3/1/2012	3,750 RSAs vested 3/1/2016
	3/1/2013	1,817 RSAs vested 3/1/2016
	3/1/2014	2,123 RSAs vested 3/1/2016; 2,123 RSAs vest 3/1/2017; 12,739 PSAs vest in 2016, subject to achievement of performance conditions (2)
4/1/2015
1,886 RSAs vest 4/1/2016, 1,885 RSAs vest 4/1/2017, and 1,885 RSAs vest 4/1/2018; 5,655 PSAs vest in 2016, subject to achievement of performance conditions; 7,540 PSAs vest in 2017, subject to achievement of performance conditions

(1)
This column shows the vesting schedule for unvested or unearned stock awards reported in the "Number of Shares of Stock That Have Not Vested," and "Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested" columns of the "2015 Outstanding Equity Awards at Fiscal Year End Table." RSAs vest on the dates indicated above. PSAs vest subject to the achievement of performance conditions, on the date the Compensation Committee certifies the achievement of such performance conditions. See the "Outstanding Performance-Based Equity Awards Table" below for more information on these awards.

(2)
For each of the named executive officers, in 2015 the Company reversed the expense relating to a portion of the PSAs granted on March 1, 2014, because the achievement of the underlying performance conditions is not probable. For further discussion, refer to the table below, "Outstanding Performance-Based Equity Awards at Fiscal Year End," and to Note 15, "Stockholders' Equity," in the Company's 2015 Annual Report on Form 10-K.

OUTSTANDING PERFORMANCE-BASED EQUITY AWARDS AT FISCAL YEAR END

				Name
Performance Goals			Grant Date	Performance Stock Awards Outstanding (#)					Performance Period: Fiscal Year(s)
Metric	Entry Point	Full Achievement		J. Mario Molina	John C. Molina	Terry P. Bayer	Joseph W. White	Jeff D. Barlow
3-year TSR (1)			3/1/2014	19,108	7,099	4,644	2,654	2,123	2014-2016
EBITDA Margin (2)	4.0%	4.0%	3/1/2014	47,771	17,748	11,611	6,635	5,308	2014-2016
Earnings Per Share (3)	$8.50	$8.50	3/1/2014	47,771	17,748	11,611	6,635	5,308	2014-2016
Annual Premium Revenue (4)	$14.0 billion	$15.0 billion	4/1/2015	12,215	4,034	2,865	2,262	1,885	2016
Net Profit Margin (after-tax) (5)	0.8%	1.25%	4/1/2015	12,215	4,034	2,865	2,262	1,885	2016
Pre-Tax Income (6)	$250 million	$390 million	4/1/2015	12,215	4,034	2,865	2,262	1,885	2016
Annual Premium Revenue (4)	$15.0 billion	$16.0 billion	4/1/2015	12,215	4,034	2,865	2,262	1,885	2017
Net Profit Margin (after-tax) (5)	1.5%	2%	4/1/2015	12,215	4,034	2,865	2,262	1,885	2017
Pre-Tax Income (6)	$500 million	$650 million	4/1/2015	12,215	4,034	2,865	2,262	1,885	2017
3-year TSR (7)			4/1/2015	12,215	4,034	2,865	2,262	1,885	2015-2017
				200,155	70,833	47,921	31,758	25,934

(1)
Such grant vests upon the Company’s achieving three-year TSR as determined by ISS calculations that is greater than the median TSR achieved by the Company’s ISS peer group for the three-year period ending December 31, 2016. For purposes of these grants, the ISS peer group is comprised of the 18 peer group companies identified by ISS for the year 2014 (the "2014 Peer Group"). Subsequent changes in the peer group made by ISS are disregarded. Further, if a company in the 2014 Peer Group is acquired, it is removed from the peer group for the entire three-year measurement period.

(2)
EBITDA margin percentage is calculated by dividing earnings before interest expense, income tax expense, depreciation and amortization ("EBITDA") into Total Revenue. EBITDA is consolidated net income plus, to the extent deducted from revenues in determining consolidated net income and without duplication, (i) interest expense, (ii) income tax expense, (iii) depreciation expense, and (iv) amortization expense. Depreciation expense and amortization expense is derived from the Company’s consolidated statement of cash flows. The Compensation Committee retains discretion to exclude from the EBITDA calculation the impact of material acquisitions and divestitures. “Total Revenue” is the sum of all revenue as reported in the Company’s consolidated statement of income. As noted in the "Outstanding Equity Awards Vesting Schedule Table" above, in 2015 the Company reversed the expense relating to such awards because the achievement of the underlying performance conditions is not probable.

(3)
Earnings per share calculated on a cumulative, GAAP basis over the three-year period. As noted in the "Outstanding Equity Awards Vesting Schedule Table" above, in 2015 the Company reversed the expense relating to such awards because the achievement of the underlying performance conditions is not probable.

(4)
Annual premium revenue is determined based on the Company’s consolidated statements of income, and does not include service revenue, premium tax revenue, health insurer fee revenue, investment income, or other revenue. The effect of any acquisition closing after April 1, 2015 is excluded.

(5)
Net profit margin (after tax) is based on the Company’s reported income from continuing operations (net of acquisitions subsequent to April 1, 2015), divided by total revenue (net of acquisitions subsequent to April 1, 2015).

(6)	Pre-tax income from continuing operations as reported in the Company's consolidated statements of income, excluding the effect of any acquisition closing after April 1, 2015.

(7)
Such grant vests upon the Company’s achieving a three-year TSR for the three-year period ending December 31, 2017 as determined by ISS calculations that is greater than the median TSR achieved by the Company’s 2015 peer group as described in the "2015-2017 Equity Compensation Metric" under Compensation Discussion and Analysis - Elements of Compensation - 2015 Long-Term Equity Based Incentives. Subsequent changes in the peer group made by ISS are disregarded. Further, if a company in the 2015 Peer Group is subsequently acquired or discontinues its operations prior to December 31, 2017, it is removed from the peer group for the entire three-year measurement period.

Option Exercises and Stock Vested
The following table provides information with respect to stock options exercised and restricted stock awards vested for the named executive officers during fiscal year 2015.
2015 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise		Number of Shares Acquired on Vesting	Value Realized on Vesting
J. Mario Molina	54,000	$2,233,091	(1)	53,789	$3,425,821	(3)
	—	—		46,715	$2,762,725	(4)
John C. Molina	—	—		21,985	$1,400,225	(3)
	—	—		23,357	$1,381,333	(4)
Terry P. Bayer	29,250	$1,548,763	(2)	14,480	$922,231	(3)
	—	—		15,572	$920,928	(4)
Joseph W. White	—	—		20,769	$1,322,778	(3)
	—	—		7,007	$414,394	(4)
Jeff D. Barlow	—	—		17,314	$1,102,729	(3)
	—	—		5,450	$322,313	(4)

(1)
On November 5, 2015, Dr. Molina exercised 27,000 stock options with an exercise price of $20.88 per share, compared with a weighted average market value of $65.12 per share. On December 3, 2015, Dr. Molina exercised 22,831 stock options with an exercise price of $20.88 per share, compared with a weighted average market value of $59.14 per share. On December 4, 2015, Dr. Molina exercised 4,169 stock options with an exercise price of $20.88 per share, compared with a weighted average market value of $60.45 per share.

(2)
On May 15, 2015, Ms. Bayer exercised 21,000 stock options with an exercise price of $19.11 per share, compared with a weighted average market value of $69.01 per share. On August 17, 2015, Ms. Bayer exercised 8,250 stock options with an exercise price of $20.88 per share, compared with a weighted average market value of $81.59 per share.

(3)	On March 1, 2015, RSAs vested at a closing market price of $63.69.

(4)
On December 3, 2015, PSAs vested at a closing market price of $59.14. Such awards were granted in 2013, and were conditioned upon the Company's achievement of total revenue of $12 billion in any of fiscal 2013, 2014 or 2015. The awards vested following certification by the Compensation Committee that the total revenue goal was achieved.

Nonqualified Deferred Compensation
Pursuant to the Company’s unfunded and non-qualified Amended and Restated Deferred Compensation Plan (2013) as amended to date, eligible participants can defer up to 100% of their base salary and 100% of their bonus so that it can grow on a tax deferred basis. The investment options available to an executive under the deferral program consist of approximately forty different mutual funds, including bond, money market, and large cap, mid cap, and small cap stock funds.
The following table provides information for fiscal year 2015 for each named executive officer regarding such individual’s accounts in the Amended and Restated Deferred Compensation Plan (2013) as amended to date, as of the end of fiscal year 2015.
NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in the Last FY	Registrant Contributions in Last FY	Aggregate Earnings (Losses) in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
J. Mario Molina	$—	$—	$(188,966)	$—	$5,120,982
John C. Molina	$—	$—	$(7,487)	$—	$404,983
Terry P. Bayer	$20,063	$—	$(6,924)	$—	$892,752
Joseph W. White	$—	$—	$136	$—	$11,736
Jeff D. Barlow	$—	$—	$146	$—	$51,708
Retirement Plans. The Company does not maintain a retirement pension plan. However, the named executive officers are eligible to participate in the Molina 401(k) Salary Savings Plan. The purpose of this program is to provide all Molina Healthcare employees with tax-advantaged savings opportunities and income after retirement. Eligible pay under the plans is limited to Internal Revenue Code annual limits. The Company makes a dollar-for-dollar match on the first four percent (4%) of salary electively deferred under the 401(k) Plan by all participants.

Deferred Compensation Plan. The Company has established an unfunded non-qualified deferred compensation plan for certain key employees, including the named executed officers. Under the deferred compensation plan, eligible participants can defer up to 100% of their base salary and 100% of their bonus to provide for tax-deferred growth. The funds deferred are invested in any of forty different mutual funds, including bond, money market, and large cap, mid cap and small cap stock funds.
Employee Stock Purchase Plan. With the exception of our chief executive officer and our chief financial officer who are not eligible due to their possessing more than five percent of our voting common stock as determined under Section 424(d) of the Internal Revenue Code, the named executive officers are eligible to participate in the Company’s 2011 Employee Stock Purchase Plan, on an equal basis with all other employees. The Employee Stock Purchase Plan allows eligible employees to purchase from the Company shares of its common stock at a 15% discount to the market price during the successive six-month offering periods under the plan.
Health and Insurance Benefits. With limited exceptions, the Company supports providing benefits to named executive officers that are substantially the same as those offered to salaried employees generally. The named executive officers are eligible to participate in Company-sponsored benefit programs on the same terms and conditions as those made available to salaried employees generally. Basic health benefits, life insurance, disability benefits, and similar programs are provided to ensure that employees have access to healthcare and income protection for themselves and their family members.
Severance and Change in Control Benefits. We have entered into employment agreements with all of our named executive officers pursuant to which they are eligible under certain circumstances for severance and change in control benefits. The severance and change in control payments and benefits provided under the employment agreements are independent of other elements of compensation. A description of the material terms of our severance and change in control arrangements can be found later in this proxy statement under “Potential Payments Upon Termination and Change in Control.” The compensation committee believes that severance and change in control benefits are necessary to attract and retain senior management talent. Our agreements are designed to attract key employees, preserve executive morale and productivity, and encourage retention in the face of the potentially disruptive impact of an actual or potential change in control. These benefits allow executives to assess takeover bids objectively without regard to the potential impact on their own job security.
Perquisites and Other Personal Benefits. The Company does not provide named executive officers with any material perquisites or other personal benefits.

Stock Ownership Guidelines for Executive Officers
The board of directors believes that executive officers should own and hold a reasonable number of shares of common stock of the Company to further align such officers’ interests and actions with those of the Company’s stockholders, and also to demonstrate confidence in the long-term prospects of the Company. The Company's guidelines with respect to stock ownership by executive officers provide that executive officers of the Company shall own the minimum number of shares of the Company’s common stock with such value listed next to each such officer’s title below, calculated as a multiple of annual base salary.

Executive Officer	Value of Shares
Chief Executive Officer	5X Annual Base Salary
Chief Financial Officer	4X Annual Base Salary
Chief Operating Officer	3X Annual Base Salary
Other Named Executive Officers	2X Annual Base Salary
Shares that satisfy these guidelines may be those owned directly, through a trust, or by a spouse or children, and shall include shares purchased on the open market, vested or unvested shares of restricted stock, or exercised and retained option shares. Equity securities that are pledged shall not be counted toward the executive officer ownership requirements. Until an executive officer’s stock ownership requirement is met, the executive officer must retain at least 50% of all “net settled shares” received from the vesting, delivery or exercise of equity awards granted under our equity award plans until the total value of all shares held equals or exceeds the executive officer’s applicable ownership threshold. “Net settled shares” generally refers to those shares that remain after payment of (i) the exercise price of stock options or purchase price of other awards, (ii) all applicable withholding taxes, and (iii) any applicable transaction costs.
Executive officers are expected to achieve the recommended ownership guidelines within five (5) years of assuming their positions. Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to these guidelines. In addition, there may be certain instances where these guidelines would place an undue hardship on an executive officer. The compensation committee may therefore make exceptions to these guidelines as it deems appropriate.
Each of the named executive officers of the Company satisfied the stock ownership guidelines as of December 31, 2015.

Hedging Restrictions
As part of the Company’s Insider Trading Policy, directors, executive officers (including the named executive officers), or vice presidents of the Company or subsidiary executive officers (collectively, “Controlling Insiders”) are prohibited from engaging in “hedging” with respect to the Company’s securities. For these purposes, “hedging” includes any instrument or transaction, including put options and forward-sale contracts, through which a Controlling Insider offsets or reduces exposure to the risk of price fluctuations in a corresponding equity security. Speculative trading, short-swing trading, or short selling of stock of the Company by Controlling Insiders is expressly prohibited at all times, as is the buying or selling of any publicly traded option on stock of the Company and the establishment or use of margin accounts with a broker-dealer for the purpose of buying or selling stock of the Company.
Restrictions on Pledges of Shares by Directors and Executive Officers
The Company is aware that ISS identified pledges of company stock as a risk oversight and governance concern. In March 2013, our board of directors approved changes to our insider trading policy that, on a prospective basis from the adoption date, prohibit our directors and executive officers from, directly or indirectly, pledging a significant number of shares of the Company’s common stock. For these purposes, “pledging” includes the intentional creation of any form of pledge, security interest, deposit, or lien, including the holding of shares in a margin account, that entitles a third-party to foreclose against, or otherwise sell, any shares, whether with or without notice, consent, or default. “Significant” means the least of: (i) 1% of the Company’s total outstanding shares of common stock; (ii) 20% of the common stock of the Company then held by the executive officer or director; and (iii) 50% of the Company’s average daily trading volume for the three months prior to the pledge date.
The shares of common stock attributable to a director or executive officer for these purposes include shares attributable to the director or executive officer under either Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended. Further, any shares that are pledged shall not be counted toward the executive officer or director stock ownership requirements.
Prior to March 2013, John Molina had pledged 650,000 shares held by him as trustee of the Molina Siblings Trust in conjunction with the Project described herein under “Related Party Transactions – 6th & Pine Lease.” As of December 2015, such pledged shares were released from the pledge.
Clawback Policy
The Company has a Clawback Policy addressing the recovery by the Company of incentive-based compensation from current and former executives of the Company, in the event of any accounting restatement due to material noncompliance of the Company with any financial reporting requirement under the securities laws (“Accounting Restatement”). According to the Clawback Policy, in the event of an Accounting Restatement, the Company will use reasonable efforts to recover from any current or former executive officer of the Company, who received incentive-based compensation from the Company during the three (3)-year period preceding the date on which the Company is required to prepare an Accounting Restatement, based on the erroneous data, the excess of what would have been paid to the executive officer under the Accounting Restatement. In addition, the Clawback Policy further provides that the Company will use reasonable efforts to recover from current and former executive officers, up to 100% (as determined by the board or a duly established committee of the board in its sole discretion as appropriate based on the conduct involved) of such incentive-based compensation from the Company during the three (3)-year period preceding the date on which the Company is required to prepare an Accounting Restatement, if the board or a committee thereof, in its sole discretion, determines that an executive officer’s act or omission that contributed to the circumstances requiring the Accounting Restatement involved: (i) willful, knowing or intentional misconduct or a willful, knowing or intentional violation of any of the Company’s rules or any applicable legal or regulatory requirements in the course of the executive officer’s employment by, or otherwise in connection with, the Company or (ii) fraud in the course of the executive officer’s employment by, or otherwise in connection with, the Company.
Potential Payments Upon Termination and Change In Control
We have entered into certain employment and change in control agreements that will require the Company to provide compensation to all of our named executive officers in the event of a termination of employment or a change of control of the Company.
We have entered into employment agreements with our chief executive officer, J. Mario Molina, our chief financial officer, John C. Molina, our chief operating officer, Terry Bayer, our chief accounting officer, Joseph W. White, and our chief legal officer and secretary, Jeff D. Barlow. Additionally, we also have change in control agreements with Ms. Bayer, Mr. White, and Mr. Barlow. Unless terminated, the employment agreements with each of Dr. Molina and Mr. Molina are automatically renewed on an annual basis. The employment agreements with each of Ms. Bayer, Mr. White, and Mr. Barlow continue until terminated by us, or the executive resigns. During fiscal year 2015, Dr. Molina’s annual salary was $1,050,000, with a baseline target bonus of up to 150% of his base salary; John Molina’s annual salary was $878,000, with a baseline target bonus of up to

125% of his base salary; Ms. Bayer's annual salary was $644,000, with a baseline target bonus of up to 100% of her base salary; Mr. White's annual salary was $515,000, with a baseline target bonus of up to 90% of his base salary; and Mr. Barlow's annual salary was $475,000, with a baseline target bonus of up to 90% of his base salary. In March 2016, the compensation committee determined to increase Dr. Molina's base salary to $1,170,000, Mr. White's base salary to $538,000, and Mr. Barlow's base salary to $525,000, and leave unchanged the base salaries for Mr. Molina and Ms. Bayer. Further, the compensation committee also determined to leave unchanged the baseline target bonuses for fiscal year 2016 for the named executive officers. The named executive officers' annual salaries are footnoted in their respective tables below.
The following disclosure describes the existing employment agreements of Dr. J. Mario Molina, our chief executive officer, and John C. Molina, our chief financial officer.
In March 2016 we amended the employment agreements with each of Dr. Molina and Mr. Molina. The employment agreements with each of Dr. Molina and Mr. Molina provide that if the executive’s employment is terminated by us without cause or the executive resigns for good reason, the executive will be entitled to receive an amount equal to four times the executive's base salary, the pro rata portion of the termination bonus for the year of termination based on the number of entire months of such year that have elapsed through the date of termination, full vesting of all unvested equity compensation, full vesting of all Section 401(k) employer contributions, and a cash payment of $65,000 for 18 months’ worth of continued health and welfare benefits. The termination bonus for Dr. Molina is an amount equal to one-and-a-half times his base salary and the termination bonus for Mr. Molina is an amount equal to one-and-one quarter times his base salary.
Additionally, the employment agreements with each of Dr. Molina and Mr. Molina provide for the employees’ continued employment for a period of two years following the occurrence of a change of control (as defined below). Under such agreements, each named executive officer’s terms and conditions of employment, including his or her rate of base salary, bonus opportunity, benefits, and title, position, duties, and responsibilities, are not to be modified in a manner adverse to the executive following the change of control. If an eligible executive’s employment is terminated by us without cause (as defined below) or is terminated by the executive for good reason (as defined below) within two years of a change of control, we will provide the executive as a severance payment with four times the executive’s base salary, the pro rata portion of the termination bonus for the year of termination based on the number of entire months of such years that have elapsed through the date of termination, accelerated vesting of all unvested equity compensation, full vesting of Section 401(k) employer contributions and a cash payment of $135,000 for three years’ worth of continued health and welfare benefits. The employment agreements with Dr. Molina and John Molina were amended in March 2016 to eliminate any additional payments by the Company to the executive who incurs any excise taxes pursuant to the golden parachute provisions of the Internal Revenue Code in respect of the benefits and other payments provided under the agreement or otherwise on account of the change of control.
The employment agreements with each of Ms. Bayer, Mr. White, and Mr. Barlow provide that if the executive’s employment is terminated by us without cause or the executive resigns for good reason, the executive will be entitled to receive one year’s base salary, a prorated termination bonus for the year of the employment termination, a cash payment of $50,000 for health and welfare benefits, and accelerated vesting of all time-based equity compensation. The employment agreements with such executives further provide that if termination occurs within one year following a change of control, the executives will receive all of the benefits such executives are entitled to receive under their change in control agreements with us. Under the change in control agreements, if the executive’s employment is terminated by us without cause or is terminated by the executive for good reason within twelve months of a change of control, we will provide the executive with two times the executive’s annual base salary, a pro rata portion of the executive’s target bonus for the year of termination, full vesting of all unvested equity compensation and 401(k) employer contributions, and a cash payment for all the Company’s group health benefits of $43,500 for Ms. Bayer and Mr. White, and $50,000 for Mr. Barlow.
Payment of severance benefits to the named executive officers is contingent upon the executive’s signing a release agreement waiving claims against us. As required by Internal Revenue Code Section 409A, applicable amounts will be paid six months after the executive’s separation from service.
A change of control generally means a merger or other change in corporate structure after which the majority of our stockholders are no longer stockholders, a sale of substantially all of our assets, or our approved dissolution or liquidation. Cause is generally defined as the occurrence of one or more acts of unlawful actions involving moral turpitude or gross negligence or willful failure to perform duties or intentional breach of obligations under the employment agreement. Good reason generally means the occurrence of one or more events that have an adverse effect on the executive’s terms and conditions of employment, including any reduction in the executive’s base salary, a material reduction of the executive’s benefits or substantial diminution of the executive’s incentive awards or fringe benefits, a material adverse change in the executive’s position, duties, reporting relationship, responsibilities or status with us, a material relocation of the executive’s principal place of employment from his prior place of employment (as set forth in the agreements), or an uncured breach of the employment agreement. However, no reduction of salary or benefits will be good reason if the reduction applies to all executives proportionately.

The tables below reflect the approximate amount of compensation payable to each of the named executive officers of the Company in the event of termination of such executive’s employment under the various listed scenarios. The amount of compensation payable to each such named executive officer in the event of voluntary termination, early retirement, involuntary not-for-cause termination, for cause termination, termination following a change of control, disability, or death, is shown below. The amounts shown assume that such termination was effective as of December 31, 2015, and exclude ordinary course amounts earned or benefits accrued as a result of prior service during the year. The various amounts listed are estimates only. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.
The following table describes the potential payments upon termination or change in control of the Company for J. Mario Molina, the Company’s chief executive officer. In March 2016, the Company and Dr. Molina amended Dr. Molina's employment agreement to remove the excise tax gross-up provision, and made other changes with respect to the severance to be received by Dr. Molina in the event of an involuntary not for cause termination and involuntary for good reason termination in connection with a change in control. Thus, for purposes of the table below, the compensation, including cash severance, to be received by Dr. Molina in connection with such terminations is calculated based on the amended and restated employment agreement in effect as of March 16, 2016 and the 2016 base salary, and all other amounts are based on the values as of December 31, 2015.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2015 ($)	Early Retirement on 12/31/2015 ($)	Normal Retirement on 12/31/2015 ($)	Involuntary Not for Cause Termination on 12/31/2015 ($)	For Cause Termination on 12/31/2015 ($)	Involuntary for Good Reason Termination (Change-in- Control) on 12/31/2015 ($)	Disability on 12/31/2015 ($)	Death on 12/31/2015 ($)
Compensation(1)
Base Salary	—	—	—	1,170,000	—	1,170,000	—	—
Short-Term Incentive Compensation	—	—	—	1,755,000	—	1,755,000	—	—
Stock Options	—	—	—	—	—	—	—	—
Benefits & Perquisites
Stock Awards	—	—	—	17,473,297	—	17,473,297	—	—
Savings Plan	779,720	779,720	779,720	779,720	779,720	779,720	779,720	779,720
Deferred Compensation	5,120,982	5,120,982	5,120,982	5,120,982	5,120,982	5,120,982	5,120,982	5,120,982
Health Benefits	—	—	—	65,000	—	135,000	—	—
Disability Income	—	—	—	—	—	—	1,800,000	—
Life Insurance Benefits	—	—	—	—	—	—	—	750,000
Excise Tax & Gross-Up(2)	—	—	—	—	—	—	—	—
Cash Severance(3)	—	—	—	3,510,000	—	3,510,000	—	—
Accrued Vacation Pay	90,321	90,321	90,321	90,321	90,321	90,321	90,321	90,321

(1)	The compensation committee determined that Dr. J. Mario Molina’s fiscal year 2016 base salary as chief executive officer shall be increased to $1,170,000.

(2)	The employment agreement was amended to eliminate the excise tax payments and gross-up payments.

(3)
The total severance is comprised of the amounts reflected in the table in the Base Salary entry and the Cash Severance entry, which in the aggregate is equivalent to four times the amount of Base Salary.

The following table describes the potential payments upon termination or change in control of the Company for John C. Molina, the Company’s chief financial officer. In March 2016, the Company and Mr. Molina amended Mr. Molina's employment agreement to remove the excise tax gross-up provision, and made other changes with respect to the severance to be received by Mr. Molina in the event of an involuntary not for cause termination and involuntary for good reason termination in connection with a change in control. Thus, for purposes of the table below, the compensation, including cash severance, to be received by Mr. Molina in connection with such terminations is calculated based on the amended and restated employment agreement in effect as of March 16, 2016 and the 2016 base salary, and all other amounts are based on the values as of December 31, 2015.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2015 ($)	Early Retirement on 12/31/2015 ($)	Normal Retirement on 12/31/2015 ($)	Involuntary Not for Cause Termination on 12/31/2015 ($)	For Cause Termination on 12/31/2015 ($)	Involuntary for Good Reason Termination (Change-in- Control) on 12/31/2015 ($)	Disability on 12/31/2015 ($)	Death on 12/31/2015 ($)
Compensation(1)
Base Salary	—	—	—	878,000	—	878,000	—	—
Short-Term Incentive Compensation	—	—	—	1,097,500	—	1,097,500	—	—
Stock Options	—	—	—	—	—	—	—	—
Benefits & Perquisites
Stock Awards	—	—	—	6,308,899	—	6,308,899	—	—
Savings Plan	872,624	872,624	872,624	872,624	872,624	872,624	872,624	872,624
Deferred Compensation	404,983	404,983	404,983	404,983	404,983	404,983	404,983	404,983
Health Benefits	—	—	—	65,000	—	135,000	—	—
Disability Income	—	—	—	—	—	—	2,880,000	—
Life Insurance Benefits	—	—	—	—	—	—	—	750,000
Excise Tax & Gross-Up(2)	—	—	—	—	—	—	—	—
Cash Severance(3)	—	—	—	2,634,000	2,634,000	—	—	—
Accrued Vacation Pay	138,970	138,970	138,970	138,970	138,970	138,970	138,970	138,970

(1)	The compensation committee determined that John Molina’s fiscal year 2016 base salary as chief financial officer shall remain at $878,000.

(2)	The employment agreement was amended to eliminate the excise tax payments and gross-up payments.

(3)
The total severance is comprised of the amounts reflected in the table in the Base Salary entry and the Cash Severance entry, which in the aggregate is equivalent to four times the amount of Base Salary.

The following table describes the potential payments upon termination or change in control of the Company for Terry Bayer, the Company’s chief operating officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2015 ($)	Early Retirement on 12/31/2015 ($)	Normal Retirement on 12/31/2015 ($)	Involuntary Not for Cause Termination on 12/31/2015 ($)	For Cause Termination on 12/31/2015 ($)	Involuntary for Good Reason Termination (Change-in- Control) on 12/31/2015 ($)	Disability on 12/31/2015 ($)	Death on 12/31/2015 ($)
Compensation(1)
Base Salary	—	—	—	644,000	—	644,000	—	—
Short-Term Incentive Compensation	—	—	—	644,000	—	322,000	—	—
Stock Options	—	—	—	—	—	—	—	—
Benefits & Perquisites
Stock Awards	—	—	—	1,387,741	—	4,269,231	—	—
Savings Plan	485,577	485,577	485,577	485,577	485,577	485,577	485,577	485,577
Deferred Compensation	892,752	892,752	892,752	892,752	892,752	892,752	892,752	892,752
Health Benefits	—	—	—	50,000	—	43,500	—	—
Disability Income	—	—	—	—	—	—	360,000	—
Life Insurance Benefits	—	—	—	—	—	—	—	750,000
Excise Tax & Gross-Up	—	—	—	—	—	—	—	—
Cash Severance	—	—	—	—	—	966,000	—	—
Accrued Vacation Pay	80,898	80,898	80,898	80,898	80,898	80,898	80,898	80,898

(1)	The compensation committee determined that Ms. Terry Bayer’s fiscal year 2016 base salary as chief operating officer shall remain at $644,000.
The following table describes the potential payments upon termination or change in control of the Company for Joseph W. White, the Company’s chief accounting officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2015 ($)	Early Retirement on 12/31/2015 ($)	Normal Retirement on 12/31/2015 ($)	Involuntary Not for Cause Termination on 12/31/2015 ($)	For Cause Termination on 12/31/2015 ($)	Involuntary for Good Reason Termination (Change-in- Control) on 12/31/2015 ($)	Disability on 12/31/2015 ($)	Death on 12/31/2015 ($)
Compensation(1)
Base Salary	—	—	—	515,000	—	515,000	—	—
Short-Term Incentive Compensation	—	—	—	515,000	—	206,000	—	—
Stock Options	—	—	—	—	—	—	—	—
Benefits & Perquisites
Stock Awards	—	—	—	1,093,284	—	3,002,892	—	—
Savings Plan	605,730	605,730	605,730	605,730	605,730	605,730	605,730	605,730
Deferred Compensation	11,736	11,736	11,736	11,736	11,736	11,736	11,736	11,736
Health Benefits	—	—	—	50,000	—	43,500	—	—
Disability Income	—	—	—	—	—	—	1,200,000	—
Life Insurance Benefits	—	—	—	—	—	—	—	750,000
Excise Tax & Gross-Up	—	—	—	—	—	—	—	—
Cash Severance	—	—	—	—	—	721,000	—	—
Accrued Vacation Pay	57,773	57,773	57,773	57,773	57,773	57,773	57,773	57,773

(1)	The compensation committee determined that Mr. Joseph W. White’s fiscal year 2016 base salary as chief accounting officer shall be increased to $538,000.

The following table describes the potential payments upon termination or change in control of the Company for Jeff D. Barlow, the Company’s chief legal officer and secretary.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2015 ($)	Early Retirement on 12/31/2015 ($)	Normal Retirement on 12/31/2015 ($)	Involuntary Not for Cause Termination on 12/31/2015 ($)	For Cause Termination on 12/31/2015 ($)	Involuntary for Good Reason Termination (Change-in- Control) on 12/31/2015 ($)	Disability on 12/31/2015 ($)	Death on 12/31/2015 ($)
Compensation(1)
Base Salary	—	—	—	475,000	—	475,000	—	—
Short-Term Incentive Compensation	—	—	—	475,000	—	427,500	—	—
Stock Options	—	—	—	—	—	—	—	—
Benefits & Perquisites
Stock Awards	—	—	—	930,151	—	2,489,562	—	—
Savings Plan	461,909	461,909	461,909	461,909	461,909	461,909	461,909	461,909
Deferred Compensation	51,708	51,708	51,708	51,708	51,708	51,708	51,708	51,708
Health Benefits	—	—	—	50,000	—	50,000	—	—
Disability Income	—	—	—	—	—	—	1,800,000	—
Life Insurance Benefits	—	—	—	—	—	—	—	750,000
Excise Tax & Gross-Up	—	—	—	—	—	—	—	—
Cash Severance	—	—	—	—	—	475,000	—	—
Accrued Vacation Pay	72,838	72,838	72,838	72,838	72,838	72,838	72,838	72,838

(1)	The compensation committee determined that Mr. Jeff D. Barlow’s fiscal year 2016 base salary as chief legal officer and secretary shall be increased to $525,000.
Management Analysis of Material Adverse Effects of Compensation Plans
Management has concluded that the Company’s compensation plans are not reasonably likely to have a material adverse effect on the Company.

Security Ownership of Certain Beneficial Owners and Management
The following table shows the beneficial ownership of Molina Healthcare common stock by our directors, named executive officers, directors and executive officers as a group, and more than 5% stockholders, as of March 8, 2016. Percentage ownership calculations are based on 56,585,394 shares outstanding as of March 8, 2016.

Name	Number of Shares Beneficially Owned(1)	Percentage of Outstanding Shares
Directors and Executive Officers:
J. Mario Molina(2)	1,822,529	3.22%
John C. Molina(3)	1,453,541	2.57%
Terry Bayer	169,666	*
Joseph W. White	109,913	*
Jeff D. Barlow	74,590	*
Garrey E. Carruthers	9,151	*
Daniel Cooperman(4)	29,414	*
Charles Z. Fedak	30,071	*
Steven James(5)	29,171	*
Frank E. Murray	12,596	*
Steven J. Orlando(6)	27,921	*
Ronna E. Romney	21,884	*
Richard M. Schapiro	3,272	*
Dale B. Wolf(7)	31,171	*
All executive officers and directors as a group (16 persons)**	3,896,892	6.89%
Other Principal Stockholders
William Dentino(8)	9,926,425	17.54%
Curtis Pedersen(9)	9,909,130	17.51%
Molina Marital Trust(10)	4,090,360	7.23%
Mary R. Molina Living Trust(10)	3,489,292	6.17%
The Vanguard Group(11)	3,719,944	6.57%
Capital World Investors(12)	3,898,100	6.89%
BlackRock, Inc.(13)	3,883,691	6.86%

*	Denotes less than 1%
** Includes all Section 16 reporting persons.

(1)
As required by SEC regulation, the number of shares shown as beneficially owned includes shares which could be purchased within 60 days after March 8, 2016. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws, and the address of each of the named stockholders is c/o Molina Healthcare, Inc., 200 Oceangate, Suite 100, Long Beach, California 90802.

(2)	Consists of:

•	655,140 shares owned by the J. Marion Molina Separate Property Trust, of which Dr. Molina is the sole trustee;

•	491,393 shares owned by the M/T Molina Family Trust, of which Dr. Molina and his spouse are trustees and beneficiaries;

•	25,082 shares owned by JMM GRAT 1208/5, of which Dr. Molina is the beneficiary;

•	65,282 shares owned by JMB GRAT 1209/4 for the benefit of Josephine M. Battiste, of which Dr. Molina is sole trustee;

•	137,972 shares owned by JMM GRAT 911/4, of which Dr. Molina is the beneficiary;

•	200,000 shares owned by Dr. Molina’s spouse, Therese A. Molina, as Trustee of the MM GRAT 915/3;

•	1,362 shares owned by Dr. Molina’s spouse, Therese A. Molina, Trustee of the Remainder Trust for David M.F. Molina dated 12/3/2008;

•	1,362 shares owned by Dr. Molina’s spouse, Therese A. Molina, Trustee of the Remainder Trust for Mary Clare F. Molina dated 12/3/2008;

•	1,361shares owned by Dr. Molina’s spouse, Therese A. Molina, Trustee of the Remainder Trust for Carly F. Fox dated 12/3/2008;

•	1,361 shares owned by Dr. Molina’s spouse, Therese A. Molina, Trustee of the Remainder Trust for Colleen A.F. Fox dated 12/3/2008;

•	83,087 shares owned by Dr. Molina, as trustee of the Julius Avery Battiste Trust IV;

•	83,087 shares owned by Dr. Molina, as trustee of the Katherine Rose Battiste Trust IV;

•	18,920 shares are owned by Dr. Molina, as trustee of the David M.F. Molina Trust No. 2 dated 5/14/2003;

•	18,920 shares are owned by Dr. Molina, as trustee of the Mary Clare F. Molina Trust No. 2 dated 5/14/2003;

•	18,920 shares are owned by Dr. Molina, as trustee of the Colleen A.F. Fox Trust No. 2 dated 5/14/2003; and

•	19,280 shares are owned by Dr. Molina, as trustee of the Carley A.F. Fox Trust No. 2 dated 5/14/2003.

(3)	Consists of:

•	767,023 shares owned by John C. Molina;

•	11,154 shares owned by Mr. Molina and his spouse as community property;

•	621,364 shares owned by the John C. Molina Separate Property Trust, of which Mr. Molina is the trustee and beneficiary; and

•	54,000 options.

(4)	Consists of: 14,414 shares and 15,000 options.
(5) Consists of: 14,171 shares and 15,000 options.
(6)    Consists of: 26,421 shares held by Orlando Family Trust and 1,500 shares held by Mr. Orlando’s 401(k) plan.
(7) Consists of: 16,171 shares and 15,000 options.
(8) Consists of:

•	1,496 shares held by Mr. Dentino;

•	3,489,292 shares owned by the Mary R. Molina Living Trust, of which Mr. Dentino and Curtis Pedersen are co-trustees;

•	4,090,360 shares owned by the Molina Marital Trust, of which Mr. Dentino and Mr. Pedersen are co-trustees;

•	2,329,178 shares owned by various Molina family trusts with respect to which Mr. Dentino and Mr. Pedersen are co-trustees with shared voting and investment power; and

•
16,099 shares owned by the Estate of Mary R. Molina, of which Mr. Dentino is executor Mr. Dentino provided legal services to various Molina family members and entities in which they have interests. His address is 3500 Douglas Blvd., Suite 160, Roseville, California 95661.

(9) Consists of:

•	300 shares owned by Mr. Pedersen and his spouse as community property;

•	3,489,292 shares owned by the Mary R. Molina Living Trust, of which Mr. Pedersen and Mr. Dentino are co-trustees;

•	4,090,360 shares owned by the Molina Marital Trust, of which Mr. Pedersen and Mr. Dentino are co-trustees; and

•	2,329,178 shares owned by various Molina family trusts with respect to which Mr. Dentino and Mr. Pedersen are co-trustees with shared voting and investment power.
Mr. Pedersen is the uncle of J. Mario Molina, M.D., John C. Molina, J.D. and M. Martha Bernadett, M.D. The address of Mr. Pedersen is 6218 East 6th Street, Long Beach, California 90803.

(10)
Messrs. Dentino and Pedersen are co-trustees with shared voting and investment power, and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the beneficiaries. The address of this stockholder is 3500 Douglas Blvd., Suite 160, Roseville, California 95661.

(11)	Based on the Schedule 13G filed by such stockholder on February 10, 2016. Such stockholder’s address is P. O. Box 2600, V26, Valley Forge, Pennsylvania 19482-26001.

(12)	Based on the Schedule 13G/A filed by such stockholder on February 12, 2016. Such stockholder’s address is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(13)	Based on the Schedule 13G/A filed by such stockholder on February 10, 2016. Such stockholder’s address is 55 East 52nd Street, New York, New York 10022.

Disclosure of Auditor Fees
Ernst & Young LLP served as our independent registered public accountant during 2015 and 2014. Fees earned by Ernst & Young LLP for years ended December 31, 2015 and 2014 were as follows:

	December 31,
	2015	2014
Audit Fees(1)
Integrated audit of the financial statements and internal control over financial reporting (including audits of subsidiaries)	$3,645,827	$2,582,276
Quarterly reviews	234,369	231,739
SEC filings or debt offerings, including comfort letters, consents and comment letters	295,465	170,000
Accounting consultation	70,000	90,000
Total audit fees	4,245,661	3,074,015
Audit-Related Fees(2)
State agreed-upon procedures report	80,000	67,000
Service Organization Control ("SOC") 1 audits	530,531	524,829
Total audit-related fees	610,531	591,829
Tax Fees(2)
Federal and state hiring incentives	14,958	18,000
Routine on-call advisory services	95,146	85,560
Tax advisory services	—	194,000
Total tax fees	110,104	297,560
Total Fees	$4,966,296	$3,963,404

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)	Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed.
The audit committee has considered the nature of the services underlying these fees and does not consider them to be incompatible with the independent registered public accountant’s independence.
The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee, or the engagement is entered into pursuant to one of the pre-approval procedures described below. From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided, and is also generally subject to a maximum dollar amount. The audit committee has also delegated to the chairman of the audit committee the authority to approve audit or non-audit services to be provided to the Company by its independent registered public accounting firm. Any approval of services by the chairman of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee. All audit-related fees and tax fees for 2015 and 2014 were pre-approved by the audit committee or the audit committee chairman.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Appointment
The firm of Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2015. The audit committee has selected Ernst & Young LLP to continue in that capacity for 2016 and is submitting this matter to stockholders for their ratification. In the event this proposal is not approved, a selection of another independent registered public accounting firm for us will be made by the audit committee. A representative of Ernst & Young LLP is expected to be present at the annual meeting, will be given an opportunity to make a statement if he or she desires and is expected to be available to respond to appropriate questions. Notwithstanding ratification by the stockholders, the audit committee reserves the right to replace our independent registered public accounting firm at any time.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.
Submission of Future Stockholder Proposals
Under SEC rules, a stockholder who intends to present a proposal at our 2017 annual meeting of stockholders, including the nomination of a director, and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to the Corporate Secretary of Molina Healthcare at 200 Oceangate, Suite 100, Long Beach, California 90802. The proposal must be received no later than November 28, 2016.
Stockholders who do not wish to follow the SEC rules in proposing a matter for action at the next annual meeting must notify Molina Healthcare in writing of the information required by the provisions of Molina Healthcare’s bylaws dealing with stockholder proposals. The notice must be delivered to Molina Healthcare’s Corporate Secretary between December 28, 2016 and January 27, 2017. You can obtain a copy of Molina Healthcare’s bylaws by writing to the Corporate Secretary at the address stated above.
Cost of Annual Meeting and Proxy Solicitation
Molina Healthcare pays the cost of the annual meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, Molina Healthcare may solicit proxies by telephone and similar means. No director, officer, or employee of Molina Healthcare will be specially compensated for these activities. Molina Healthcare also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay the brokers, banks, and other nominees certain expenses they incur for such activities.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC, and to furnish us with copies of the forms. Purchases and sales of our equity securities by such persons are published on our website at www.molinahealthcare.com. Based on our review of the copies of such reports, on our involvement in assisting our reporting persons with such filings, and on written representations from our reporting persons, we believe that, during 2015, each of our officers, directors, and greater than 10% stockholders complied with all such filing requirements on a timely basis.
Householding
Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who shared a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement for 2017 or in the future, he or she may telephone toll-free 1-800-542-1061 or write to ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting ADP at the address set forth above, if they are record holders.

Other Matters
The board of directors knows of no other matters that will be presented for consideration at the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Joseph M. Molina, M.D.
Chairman of the Board, Chief Executive Officer, and President
Dated: March 28, 2016

ANNUAL MEETING OF STOCKHOLDERS OF

MOLINA HEALTHCARE, INC.

April 27, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at
http://www.molinahealthcare.com/members/common/en-US/abtmolina/compinfo/investors/finres/Pages/meeting.aspx

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00003333000000000000 2 042716

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS BELOW.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). This proxy may be revoked by the undersigned stockholder(s) prior to its exercise.

If no direction is made, this proxy will be voted FOR Proposals 1 and 2. Your signature on this proxy is your acknowledgment of receipt of the Notice of Annual Meeting and Proxy Statement, both dated March 28, 2016.

1. Election of three (3) Class II Directors of the Company.

	FOR	AGAINST	ABSTAIN
1a. Charles Z. Fedak	☐	☐	☐
1b. John C. Molina	☐	☐	☐
1c. Steven J. Orlando	☐	☐	☐
2. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2016.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

MOLINA HEALTHCARE, INC.

April 27, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at
http://www.molinahealthcare.com/members/common/en-US/abtmolina/compinfo/investors/finres/Pages/meeting.aspx

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00003333000000000000 2 042716

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS BELOW.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). This proxy may be revoked by the undersigned stockholder(s) prior to its exercise.

If no direction is made, this proxy will be voted FOR Proposals 1 and 2. Your signature on this proxy is your acknowledgment of receipt of the Notice of Annual Meeting and Proxy Statement, both dated March 28, 2016.

1. Election of three (3) Class II Directors of the Company.	FOR	AGAINST	ABSTAIN
1a. Charles Z. Fedak	☐	☐	☐
1b. John C. Molina	☐	☐	☐
1c. Steven J. Orlando	☐	☐	☐
2. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2016.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.